Exhibit 99.1
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The Clorox Company
(Dollars in millions, except share and per share data)
Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is designed to provide a reader of The Clorox Company’s (the Company or Clorox) financial statements with a narrative from the perspective of management on the Company’s financial condition, results of operations, liquidity and certain other factors that may affect future results. In certain instances, parenthetical references are made to relevant sections of the Notes to Consolidated Financial Statements to direct the reader to a further detailed discussion. This section should be read in conjunction with the Consolidated Financial Statements and Supplementary Data included in this Annual Report on Form 10-K.
The following sections are included herein:

•	Executive Overview

•	Results of Operations

•	Financial Position and Liquidity

•	Contingencies

•	Quantitative and Qualitative Disclosures about Market Risk

•	Recently Issued Accounting Standards

•	Critical Accounting Policies and Estimates

•	Summary of Non-GAAP Financial Measures
EXECUTIVE OVERVIEW
Clorox is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,700 employees worldwide as of June 30, 2018 and fiscal year 2018 net sales of $6,124. Clorox sells its products primarily through mass retailers, grocery outlets, warehouse clubs, dollar stores, home hardware centers, e-commerce channels, military stores and distributors. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products, Pine-Sol® cleaners, Liquid-Plumr® clog removers, Poett® home care products, Fresh Step® cat litter, Glad® bags, wraps and containers, Kingsford® charcoal, Hidden Valley® dressings, Brita® water-filtration products, Burt’s Bees® natural personal care products, RenewLife® digestive health products, and Rainbow Light®, Natural Vitality® and Neocell® dietary supplements. The Company also markets brands to professional services, including Clorox Healthcare® and Clorox Commercial Solutions®. The Company has operations in more than 25 countries or territories and sells its products in more than 100 markets.
The Company primarily markets its leading brands in midsized categories considered to be financially attractive. Most of the Company’s products compete with other nationally advertised brands within each category and with “private label” brands.
The Company operates through strategic business units (SBUs) that are aggregated into the following four reportable segments based on the economics and nature of the products sold:

•
Cleaning consists of laundry, home care and professional products marketed and sold in the United States. Products within this segment include laundry additives, including bleach products under the Clorox® brand and Clorox 2® stain fighter and color booster; home care products, primarily under the Clorox®, Formula 409®, Liquid-Plumr®, Pine-Sol®, S.O.S® and Tilex® brands; naturally derived products under the Green Works® brand; and professional cleaning, disinfecting and Food service products under the Clorox®, Dispatch®, HealthLink®, Clorox Healthcare®, Hidden Valley®, KC Masterpiece®, and Soy Vay® brands.

•
Household consists of charcoal, bags, wraps and containers, cat litter, and digestive health products marketed and sold in the United States. Products within this segment include charcoal products under the Kingsford® and Match Light® brands; bags, wraps and containers under the Glad® brand; cat litter products under the Fresh Step®, Scoop Away® and Ever Clean® brands; and digestive health products under the RenewLife® brand.

•
Lifestyle consists of food products, water-filtration systems and filters, natural personal care products, and dietary supplements primarily marketed and sold in the United States. Products within this segment include dressings and sauces, primarily under the Hidden Valley®, KC Masterpiece®, Kingsford® and Soy Vay® brands; water-filtration systems and filters under the Brita® brand; natural personal care products under the Burt’s Bees® brand; and dietary supplements under the Rainbow Light®, Natural Vitality® and Neocell® brands.

•
International consists of products sold outside the United States. Products within this segment include laundry, home care, water-filtration, digestive health products, charcoal and cat litter products, food products, bags, wraps and containers, natural personal care products and professional cleaning and disinfecting products primarily under the Clorox®, Glad®, PinoLuz®, Ayudin®, Limpido®, Clorinda®, Poett®, Mistolin®, Lestoil®, Bon Bril®, Brita®, Green Works®, Pine-Sol®, Agua Jane®, Chux®, RenewLife®, Kingsford®, Fresh Step®, Scoop Away®, Ever Clean®, KC Masterpiece®, Hidden Valley®, Burt’s Bees® brands and Clorox Healthcare® brands.

Non-GAAP Financial Measures
This Executive Overview, the succeeding sections of MD&A and Exhibit 99.3 include certain financial measures that are not defined by accounting principles generally accepted in the United States of America (U.S. GAAP). These measures, which are referred to as non-GAAP measures, are listed below:

•	Free cash flow and free cash flow as a percentage of net sales. Free cash flow is calculated as net cash provided by continuing operations less capital expenditures related to continuing operations.

•	Earnings from continuing operations before interest and taxes (EBIT) margin (the ratio of EBIT to net sales)

•
Earnings from continuing operations before interest, taxes, depreciation and amortization and non-cash asset impairment charges (Consolidated EBITDA, as defined in our Credit Agreement) to interest expense ratio (Interest Coverage ratio)

•
Economic profit (EP) is defined by the Company as earnings from continuing operations before income taxes, excluding non-cash U.S. GAAP restructuring and intangible asset impairment charges, and interest expense; less income taxes (calculated utilizing the Company's effective tax rate), and less a capital charge (calculated as average capital employed multiplied by a cost of capital percentage rate).

For a discussion of these measures and the reasons management believes they are useful to investors, refer to “Summary of Non-GAAP Financial Measures” below. This MD&A and Exhibit 99.3 include reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.
Fiscal Year 2018 Financial Highlights
A detailed discussion of strategic goals, key initiatives and results of operations is included below. Key fiscal year 2018 financial results are summarized as follows:

•
The Company’s fiscal year 2018 net sales increased by 3% to $6,124 in fiscal year 2018 from $5,973 in fiscal year 2017, reflecting volume growth and the benefit of price increases, partially offset by unfavorable mix.

•
Gross margin decreased 100 basis points to 43.7% in fiscal year 2018 from 44.7% in fiscal year 2017, reflecting higher manufacturing and logistics costs and unfavorable commodity costs, partially offset by cost savings and the benefit of price increases.

•
The Company reported earnings from continuing operations of $823 in fiscal year 2018 compared to $703 in fiscal year 2017. The Company reported earnings from continuing operations before income taxes of $1,054 in fiscal year 2018, compared to $1,033 in fiscal year 2017.

•
The Company delivered diluted net EPS from continuing operations in fiscal year 2018 of $6.26, an increase of approximately 17% or $0.91, from fiscal year 2017 diluted net EPS of $5.35. The fiscal year 2018 EPS included a benefit of $0.83 as a result of the passage of The Tax Cuts and Jobs Act (the Tax Act).

•	EP increased by 19% to $624 in fiscal year 2018 compared to $525 in fiscal year 2017 (refer to the reconciliation of EP to earnings from continuing operations before income taxes in Exhibit 99.3).

•
The Company’s net cash flows provided by continuing operations were $974 in fiscal year 2018, compared to $871 in fiscal year 2017, reflecting lower tax payments, mainly due to the benefits from the Tax Act, and lower incentive compensation payments, partially offset by timing of payments to vendors. Free cash flow was $780 or 12.7% of net sales in fiscal year 2018, an increase from $640 or 10.7% of net sales in fiscal year 2017.

•
The Company paid $450 in cash dividends to stockholders in fiscal year 2018 compared to $412 in cash dividends in fiscal year 2017. In February 2018, the Company announced an increase of 14% in its quarterly cash dividend, which was an accelerated declaration of the Company’s dividend increase that has typically taken place in the month of May and was a result of the passage of the Tax Act.

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In May 2018, the Board of Directors authorized the Company to repurchase up to $2,000 in shares of common stock on the open market, which replaced the prior open-market purchase program with an authorized aggregate purchase amount of up to $750. In fiscal year 2018, the Company repurchased 749,000 shares of its common stock at a cost of $95 under the open-market purchase program.

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On April 2, 2018, the Company acquired 100 percent of Nutranext, a health and wellness company based in Sunrise, Florida, for $681. The purchase of the business reflects the Company's strategy to acquire leading brands in fast-growing categories with attractive gross margins and a focus on health and wellness.

Strategic Goals and Initiatives
The Clorox Company’s 2020 Strategy serves as its strategic growth plan, directing the Company to the highest value opportunities for long-term, profitable growth and total stockholder return.
The long-term financial goals reflected in the Company’s 2020 Strategy include annual net sales growth of 3-5%, annual EBIT margin growth of 25-50 basis points and annual free cash flow of 11-13% of net sales. The Company anticipates using free cash flow to invest in the business, maintain appropriate debt levels and return excess cash to stockholders.
In fiscal year 2019, the Company anticipates ongoing challenges that may impact its sales, margins and earnings per share, including continued high levels of competition in select categories, a more competitive retail environment, ongoing elevated logistics and commodity costs, and the continuation of a difficult macroeconomic environment in many international markets. Nutranext acquisition is also expected to dilute earnings.
The Company’s priority in fiscal year 2019 is to continue delivering superior consumer value by investing strongly behind its brands, and differentiated, high-quality products, with a strong focus on product and commercial innovation as well as digital marketing and e-commerce. Importantly, the Company continues to focus on driving cost savings, implementing price increases where cost justified, as well as seeking to improve efficiency and productivity.
Looking forward, the Company will continue to execute against its 2020 Strategy and seek to deliver Good Growth - profitable, sustainable and responsible growth.
RESULTS OF OPERATIONS
Unless otherwise noted, management’s discussion and analysis compares results of continuing operations from fiscal year 2018 to fiscal year 2017, and fiscal year 2017 to fiscal year 2016, with percentage and basis point calculations based on rounded numbers, except for per share data and the effective tax rate.
CONSOLIDATED RESULTS
Continuing operations

				% Change
	2018	2017	2016	2018 to 2017	2017 to 2016
Net sales	$6,124	$5,973	$5,761	3%	4%
Net sales in fiscal year 2018 increased 3%, reflecting sales growth in the Lifestyle, Cleaning and International reportable segments. Volume increased 3%, with growth across all reportable segments, most significantly in the Cleaning and Lifestyle reportable segments. Higher shipments in the Cleaning reportable segment were primarily driven by growth in Home Care, partially offset by lower shipments of Professional Products due to the Aplicare divestiture in August 2017. Growth in Lifestyle reportable segment included the benefit from the Nutranext acquisition in April 2018 and higher shipments in Burt's Bees® Natural Personal Care, partially offset by lower shipments in water-filtration products. Net sales also included the benefit of price increases offset by unfavorable mix.
Net sales in fiscal year 2017 increased 4%. Volume increased 6%, reflecting higher shipments in all reportable segments, most significantly in the Cleaning and Household reportable segments. Higher shipments in the Cleaning reportable segment were primarily driven by Home Care and Professional Products, partially offset by Laundry. Higher shipments in the Household reportable segment included the benefit from the RenewLife acquisition in May 2016 and increased shipments in Cat Litter and Glad®. Volume outpaced net sales primarily due to unfavorable mix and foreign currency exchange rates, partially offset by the benefit of price increases.

				% Change
	2018	2017	2016	2018 to 2017	2017 to 2016
Gross profit	$2,675	$2,671	$2,598	—%	3%
Gross margin	43.7%	44.7%	45.1%
Gross margin, defined as gross profit as a percentage of net sales, in fiscal year 2018 decreased 100 basis points from 44.7% to 43.7%. The decrease was primarily driven by higher manufacturing and logistics costs and unfavorable commodity costs, partially offset by cost savings and the benefit of price increases.
Gross margin in fiscal year 2017 decreased 40 basis points from 45.1% to 44.7%. The decrease was primarily driven by higher manufacturing and logistics costs and unfavorable mix, partially offset by cost savings and the benefit of price increases.
Expenses

				% Change		% of Net sales
	2018	2017	2016	2018 to 2017	2017 to 2016	2018	2017	2016
Selling and administrative expenses	$837	$810	$806	3%	—%	13.7%	13.6%	14.0%
Advertising costs	570	599	587	(5)	2	9.3	10.0	10.2
Research and development costs	132	135	141	(2)	(4)	2.2	2.3	2.4

Selling and administrative expenses, as a percentage of net sales, were essentially flat in fiscal year 2018. The increase in selling and administrative expenses was primarily due to the impact of the Nutranext acquisition in April 2018 and inflationary pressure in the International reportable segment.
Selling and administrative expenses, as a percentage of net sales, decreased 40 basis points in fiscal year 2017 due to lower incentive compensation costs.
Advertising costs, as a percentage of net sales, decreased 70 basis points in fiscal year 2018, primarily due to a reduction in advertising investments. The Company’s U.S. retail advertising spend was approximately 10% of net sales for fiscal year 2018.
Advertising costs, as a percentage of net sales, decreased slightly during fiscal year 2017. The Company’s U.S. retail advertising spend was approximately 11% of net sales for fiscal year 2017.
Research and development costs, as a percentage of net sales, were essentially flat in fiscal years 2018 and 2017. The Company continues to focus on product innovation and cost savings.
Interest expense, Other (income) expense, net, and the effective tax rate on earnings

	2018	2017	2016
Interest expense	$85	$88	$88
Other (income) expense, net	(3)	6	(7)
Effective tax rate on earnings	21.8%	31.9%	34.1%
Interest expense remained essentially flat in fiscal years 2018 and 2017.
Other (income) expense, net, of $(3) in fiscal year 2018 included $12 of income from equity investees, partially offset by $11 of amortization of trademarks and other intangible assets. See Notes to Consolidated Financial Statements for more information.
Other (income) expense, net, of $6 in fiscal year 2017 included a $21 non-cash charge related to impairing certain assets of the Aplicare business, $14 of projected environmental costs associated with the Company's former operation at a site in Alameda County, California and $10 of amortization of trademarks and other intangible assets. These were partially offset by $19 of income from equity investees and a gain of $10 from the sale of an Australian distribution facility. See Notes to Consolidated Financial Statements for more information.

Other (income) expense, net, of $(7) in fiscal year 2016 included $15 of income from equity investees and an $11 gain on the sale of the Los Angeles bleach manufacturing facility, partially offset by $9 of non-cash asset impairment charges and $8 of amortization of trademarks and other intangible assets.
The effective tax rate on earnings was 21.8%, 31.9% and 34.1% in fiscal years 2018, 2017 and 2016, respectively. The lower effective tax rate in fiscal year 2018 compared to fiscal year 2017 was primarily due to benefits from the Tax Act, which was enacted in December 2017. The lower effective tax rate in fiscal year 2017 compared to fiscal year 2016 was primarily due to the recognition of excess tax benefits from stock-based compensation upon the adoption of Accounting Standards Update No. 2016-09 in the first quarter of fiscal year 2017. See Notes to Consolidated Financial Statements for further information.
Diluted net earnings per share

				% Change
	2018	2017	2016	2018 to 2017	2017 to 2016
Diluted net EPS from continuing operations	$6.26	$5.35	$4.92	17%	9%
Diluted net earnings per share (EPS) from continuing operations increased $0.91 in fiscal year 2018 primarily driven by a lower effective tax rate due to the passage of the Tax Act in December 2017 (See Note 17 of Notes to Consolidated Financial Statements), cost savings and higher net sales, partially offset by higher manufacturing and logistics costs and unfavorable commodity costs.
Diluted EPS from continuing operations increased $0.43 in fiscal year 2017, primarily due to the benefit of higher net sales and a lower effective tax rate, partially offset by gross margin declines and the non-cash impairment charge for the Aplicare business (See Notes to Consolidated Financial Statements).
Discontinued Operations
On September 22, 2014, Clorox Venezuela announced that it was discontinuing its operations, effective immediately, and seeking to sell its assets. Since fiscal year 2012, Clorox Venezuela was required to sell more than two thirds of its products at prices frozen by the Venezuelan government. During this same period, Clorox Venezuela experienced successive years of hyperinflation resulting in significant sustained increases in its input costs, including packaging, raw materials, transportation and wages. As a result, Clorox Venezuela had been selling its products at a loss, resulting in ongoing operating losses. Clorox Venezuela repeatedly met with government authorities in an effort to help them understand the rapidly declining state of the business, including the need for immediate, significant and ongoing price increases and other critical remedial actions to address these adverse impacts. Based on the Venezuelan government’s representations, Clorox Venezuela had expected significant price increases would be forthcoming much earlier; however, the price increases subsequently approved were insufficient and would have caused Clorox Venezuela to continue operating at a significant loss into the foreseeable future. As such, Clorox Venezuela was no longer financially viable and was forced to discontinue its operations.
On September 26, 2014, the Company reported that Venezuelan Vice President Jorge Arreaza announced, with endorsement by President Nicolás Maduro, that the Venezuelan government had occupied the Santa Lucía and Guacara production facilities of Clorox Venezuela. On November 6, 2014, the Company reported that the Venezuelan government had published a resolution granting a government-sponsored Special Administrative Board full authority to restart and operate the business of Clorox Venezuela, thereby reaffirming the government's expropriation of Clorox Venezuela’s assets. Further, President Nicolás Maduro announced the government's intention to facilitate the resumed production of bleach and other cleaning products at Clorox Venezuela plants. He also announced his approval of a financial credit to invest in raw materials and production at the plants. These actions by the Venezuelan government were taken without the consent or involvement of Clorox Venezuela, its parent Clorox Spain S.L. (Clorox Spain) or any of their affiliates. Clorox Venezuela, Clorox Spain and their affiliates reserved their rights under all applicable laws and treaties.
Since the exit of Clorox Venezuela in the first quarter of fiscal year 2015, the Company has recognized $51 in after-tax exit costs and other related expenses within discontinued operations related to the exit of Clorox Venezuela. While the Company may continue to incur costs relating to this exit going forward, the Company does not expect these costs to be significant.
See Notes to Consolidated Financial Statements for more information regarding discontinued operations of Clorox Venezuela.

SEGMENT RESULTS FROM CONTINUING OPERATIONS
The following presents the results from continuing operations of the Company’s reportable segments and certain unallocated costs reflected in Corporate (see Notes to Consolidated Financial Statements for a reconciliation of segment results to consolidated results):
Cleaning

				% Change
	2018	2017	2016	2018 to 2017	2017 to 2016
Net sales	$2,060	$2,002	$1,912	3%	5%
Earnings from continuing operations before income taxes	574	523	511	10	2
Fiscal year 2018 versus fiscal year 2017: Volume, net sales and earnings from continuing operations before income taxes increased by 3%, 3% and 10%, respectively, during fiscal year 2018. Both volume and net sales growth were driven primarily by higher shipments in Home Care, mainly due to continued strength in Clorox® disinfecting wipes across multiple channels and the launch of ScentivaTM branded products, partially offset by lower shipments in Professional Products. The decreased shipments in Professional Products were primarily driven by the sale of the Aplicare business in August 2017, partially offset by increased shipments of cleaning products driven by e-commerce growth and innovation. The increase in earnings from continuing operations before income taxes was primarily due to net sales growth, cost savings and the prior year $21 non-cash impairment charge for the Aplicare business, partially offset by higher manufacturing and logistics costs and unfavorable commodity costs.
Fiscal year 2017 versus fiscal year 2016: Volume, net sales and earnings from continuing operations before income taxes increased by 10%, 5% and 2%, respectively, during fiscal year 2017. Both volume and net sales growth were driven primarily by higher shipments across several Clorox® branded products within Home Care, primarily Clorox® disinfecting wipes and toilet cleaning products due to expanded club distribution and increasing merchandising support, and the new product launch of ScentivaTM wipes and sprays. There were also higher shipments in Professional Products, mainly in cleaning products. These increases were partially offset by lower shipments in Laundry, primarily due to continued category softness. Volume outpaced net sales due to unfavorable mix. The increase in earnings from continuing operations before income taxes was due to cost savings and net sales growth, partially offset by a $21 non-cash impairment charge for the Aplicare business in the second quarter of fiscal year 2017 (See Notes to Consolidated Financial Statements for more information) and higher manufacturing and logistics costs.

Household

				% Change
	2018	2017	2016	2018 to 2017	2017 to 2016
Net sales	$1,959	$1,961	$1,862	—%	5%
Earnings from continuing operations before income taxes	370	419	428	(12)	(2)
Fiscal year 2018 versus fiscal year 2017: Volume increased by 2% and sales were flat, while earnings from continuing operations before income taxes decreased by 12% during fiscal year 2018. Volume growth was driven by higher shipments in Cat Litter, primarily due to innovation and increased merchandising activity, higher shipments of RenewLife® digestive health products primarily due to growth in the e-commerce channel, and increased shipments in Glad® products primarily due to strength in premium trash bags. These increases were partially offset by lower shipments of Charcoal products mainly due to poor weather in the back half of fiscal year 2018. Volume outpaced net sales, primarily due to unfavorable mix and a price decrease on a portion of the Glad® trash portfolio. The decrease in earnings from continuing operations before income taxes was mainly due to higher manufacturing and logistics costs and unfavorable commodity costs, partially offset by cost savings.

Fiscal year 2017 versus fiscal year 2016: Volume and net sales increased by 8% and 5%, respectively, while earnings from continuing operations before income taxes decreased by 2% during fiscal year 2017. Both volume and net sales growth were driven by the acquisition of RenewLife in May 2016 and higher shipments in Cat Litter and Glad®, primarily due to increased innovation and merchandising support. These increases were partially offset by lower shipments of Charcoal. Volume outpaced net sales, primarily due to unfavorable mix. The decrease in earnings from continuing operations before income taxes was mainly due to higher manufacturing and logistics costs and higher operating expenses due to the acquisition of RenewLife, partially offset by net sales growth and cost savings.

Lifestyle

				% Change
	2018	2017	2016	2018 to 2017	2017 to 2016
Net sales	$1,077	$1,000	$990	8%	1%
Earnings from continuing operations before income taxes	243	244	251	—	(3)
Fiscal year 2018 versus fiscal year 2017: Volume and net sales each increased by 8% while earnings from continuing operations before income taxes was flat during fiscal year 2018. Both volume and net sales growth were primarily driven by the benefit of the April 2018 acquisition of the Nutranext dietary supplements business and higher shipments of Burt’s Bees® Natural Personal Care products, mainly due to continued strength in lip care and new product launch of face and eye cosmetics, partially offset by lower shipments of Brita® water-filtration products. Earnings from continuing operations before income taxes was flat, as net sales growth and cost savings were offset by costs related to the Nutranext acquisition and higher manufacturing and logistics costs.
Fiscal year 2017 versus fiscal year 2016: Volume and net sales each increased by 1%, while earnings from continuing operations before income taxes decreased by 3% during fiscal year 2017. Both volume and net sales growth were primarily driven by higher shipments within Burt’s Bees® Natural Personal Care largely due to lip care. The decrease in earnings from continuing operations before income taxes was primarily due to higher manufacturing and logistics costs, partially offset by cost savings and net sales growth.

International

				% Change
	2018	2017	2016	2018 to 2017	2017 to 2016
Net sales	$1,028	$1,010	$997	2%	1%
Earnings from continuing operations before income taxes	84	81	66	4	23
Fiscal year 2018 versus fiscal year 2017: Volume was flat, net sales and earnings from continuing operations before income taxes increased by 2% and 4%, respectively, during fiscal year 2018. Volume reflected higher shipments in Canada, partially offset by lower shipments in Europe and in certain Latin American and Asian countries. Net sales outpaced volume primarily due to the benefit of price increases, partially offset by unfavorable foreign currency exchange rates and unfavorable mix. The increase in earnings from continuing operations before income taxes was primarily due to net sales growth, mainly driven by pricing, and cost savings, partially offset by inflationary pressure on manufacturing, logistics and administrative costs and unfavorable commodity costs.

Fiscal year 2017 versus fiscal year 2016: Volume, net sales and earnings from continuing operations before income taxes increased by 1%, 1% and 23%, respectively, during fiscal year 2017. Volume grew primarily due to higher shipments, mainly in Canada, which included the benefit of the RenewLife acquisition in May 2016, and Asia, partially offset by lower shipments in certain Latin American countries, mainly Argentina. The increase in earnings from continuing operations before income taxes was primarily due to net sales growth, namely the benefit of price increases, cost savings and a gain from the sale of an Australian distribution facility, partially offset by inflationary pressure on manufacturing and logistics costs and unfavorable foreign currency exchange rates.
Argentina
The Company operates in Argentina through certain wholly owned subsidiaries (collectively, "Clorox Argentina"). Net sales from Clorox Argentina represented approximately 3% of the Company's consolidated net sales for the fiscal years ended June 30, 2018, 2017 and 2016. The operating environment in Argentina continues to present business challenges, including continuing devaluation of Argentina's currency and high inflation.
Clorox Argentina manufactures products at three plants that it owns and operates across Argentina and markets those products to consumers throughout the country. Products are advertised nationally and sold to consumers through wholesalers and retail outlets located throughout Argentina. Sales are made primarily through the use of Clorox Argentina’s sales force. Small amounts of products produced in Argentina are exported each year, including sales to the Company’s other subsidiaries located primarily in Latin America. Clorox Argentina obtains its raw materials almost entirely from local sources. The Company also conducts research and development activities at its owned facility in Buenos Aires, Argentina. Additionally, Clorox Argentina performs marketing, legal, and various other shared service activities to support the Company’s Latin American operations. Clorox Argentina in turn benefits from shared service activities performed within other geographic locations, such as information technology support and manufacturing technical assistance.
The value of the Argentine peso (ARS) relative to the U.S. dollar declined 41% and 9% for the fiscal year ended June 30, 2018 and 2017, respectively. As of June 30, 2018, using the exchange rate of 28.10 ARS per U.S. dollar (USD), Clorox Argentina had total assets of $54, including cash and cash equivalents of $7, net receivables of $13, inventories of $11, net property, plant and equipment of $16 and intangible assets excluding goodwill of $2. Goodwill for Argentina is aggregated and assessed for impairment at the International reporting unit level, which is also the Company’s International reportable segment. Based on the results of the annual impairment test performed in the fourth quarter of fiscal year 2018, the fair value of the International reporting unit exceeded its carrying value by more than 65% and reflected unfavorable foreign currency exchange rates across several countries and the Company’s expectations of continued challenges from the Latin America region. Further volatility and declines in the exchange rate are expected in the future, which, along with competition and changes in the retail, labor and macro-economic environment, would have an additional adverse impact on Clorox Argentina’s net sales, net earnings, and net monetary asset position.
The Company is closely monitoring developments in Argentina and continues to take steps intended to mitigate the adverse conditions, but there can be no assurances that these actions will be able to mitigate these conditions as they may occur.
Adoption of highly inflationary accounting
Effective July 1, 2018, under the requirements of U.S. GAAP, Argentina has been designated as a highly inflationary economy, since it has experienced cumulative inflation of approximately 100 percent or more over a three-year period. As a result, beginning July 1, 2018, the U.S. dollar will replace the Argentine peso as the functional currency of the Company’s subsidiaries in Argentina. Consequently, future gains and losses from non-U.S. dollar denominated transactions for Clorox Argentina will be recognized in Net earnings.

Corporate

				% Change
	2018	2017	2016	2018 to 2017	2017 to 2016
Losses from continuing operations before income taxes	$(217)	$(234)	$(273)	(7)%	(14)%
Corporate includes certain non-allocated administrative costs, interest income, interest expense and other non-operating income and expenses. Corporate assets include cash and cash equivalents, prepaid expenses and other current assets, property and equipment, other investments and deferred taxes.
Fiscal year 2018 versus fiscal year 2017: The decrease in losses from continuing operations before income taxes was primarily driven by a prior year increase in projected environmental costs associated with the Company's former operations at a site in Alameda County, California in fiscal year 2017 (See Notes to Consolidated Financial Statements for more information) and lower employee incentive compensation costs.
Fiscal year 2017 versus fiscal year 2016: The decrease in losses from continuing operations before income taxes was primarily driven by lower employee incentive compensation costs and lower spending across several functions, partially offset by an increase in projected environmental costs associated with the Company's former operations at a site in Alameda County, California in fiscal year 2017 (See Notes to Consolidated Financial Statements for more information).

FINANCIAL POSITION AND LIQUIDITY
Management’s discussion and analysis of the Company’s financial position and liquidity describes its consolidated operating, investing and financing activities from continuing operations, contractual obligations and off-balance sheet arrangements.
The Company’s cash position includes amounts held by foreign subsidiaries and, as a result, the repatriation of certain cash balances from some of the Company’s foreign subsidiaries could result in additional tax costs. However, these cash balances are generally available without legal restriction to fund local business operations. In addition, a portion of the Company’s cash balance is held in U.S. dollars by foreign subsidiaries, whose functional currency is their local currency. Such U.S. dollar balances are reported on the foreign subsidiaries’ books, in their functional currency, with the impact from foreign currency exchange rate differences recorded in Other (income) expense, net.
The Company's financial condition and liquidity remained strong as of June 30, 2018. The following table summarizes cash activities from continuing operations for the years ended June 30:

	2018	2017	2016
Net cash provided by continuing operations	$974	$871	$768
Net cash used for investing activities	(859)	(205)	(430)
Net cash used for financing activities	(399)	(645)	(316)
Operating Activities
Net cash provided by continuing operations was $974 in fiscal year 2018, compared with $871 in fiscal year 2017. The year-over-year increase was primarily related to lower tax payments, mainly due to benefits from the Tax Act, and lower employee incentive compensation payments, partially offset by timing of payments to vendors.
Net cash provided by continuing operations was $871 in fiscal year 2017, compared with $768 in fiscal year 2016. The year-over-year increase was primarily related to higher earnings, excluding non-cash charges.
Investing Activities
Net cash used for investing activities was $859 in fiscal year 2018, as compared to $205 in fiscal year 2017. The year-over-year increase was mainly due to the April 2, 2018 acquisition of Nutranext, a health and wellness company that manufactures and markets leading dietary supplement brands in the retail and e-commerce channels as well as in its direct-to-consumer business. The total amount paid was $681 (See Notes to Consolidated Financial Statements for more information).

Net cash used for investing activities was $205 in fiscal year 2017, as compared to $430 in fiscal year 2016. The year-over-year decrease was mainly due to the May 2, 2016 acquisition of RenewLife, a leading brand in digestive health. The amount paid was $290 funded through commercial paper.

Capital expenditures were $194, $231 and $172 in fiscal years 2018, 2017 and 2016, respectively. Capital spending as a percentage of net sales was 3.2%, 3.9% and 3.0% for fiscal year 2018, 2017 and 2016, respectively. The year-over-year fluctuations were due to the timing of certain infrastructure projects.
In January 2017, the Company sold an Australian distribution facility, previously reported in the International reportable segment, which resulted in $23 in cash proceeds from investing activities and a gain of $10 recorded in Other (income) expense, net, on the consolidated statement of earnings for the year ended June 30, 2017.
In April 2016, the Company sold its Los Angeles bleach manufacturing facility, previously reported in the Cleaning reportable segment, which resulted in $20 in cash proceeds from investing activities and a gain of $11 recorded in Other (income) expense, net, on the consolidated statement of earnings for the year ended June 30, 2016. In September 2015, the Company sold its corporate jet to an unrelated party for cash proceeds of $11 which had an insignificant impact on Other (income) expense, net.

Free cash flow

	2018	2017	2016
Net cash provided by continuing operations	$974	$871	$768
Less: capital expenditures	(194)	(231)	(172)
Free cash flow	$780	$640	$596
Free cash flow as a percentage of net sales	12.7%	10.7%	10.3%

Financing Activities
Net cash used for financing activities was $399 in fiscal year 2018, as compared to $645 in fiscal year 2017. Net cash used for financing activities was lower in fiscal year 2018, mainly due to higher net borrowings in fiscal year 2018 to fund the Nutranext acquisition, partially offset by reduced notes payables balances from cash repatriated from foreign subsidiaries, increased treasury stock purchases and cash dividends.
Net cash used for financing activities was $645 in fiscal year 2017, as compared to $316 in fiscal year 2016. Net cash used for financing activities was higher in fiscal year 2017, mainly due to higher net borrowings in fiscal year 2016 to fund the RenewLife acquisition in May 2016, a decline in proceeds from the issuance of stock for employee stock plans and higher cash dividends paid in the current year, partially offset by a reduction in treasury stock purchases.
Capital Resources and Liquidity
The Company believes it will have the funds necessary to meet its financing requirements and other fixed obligations as they become due based on its working capital requirements, anticipated ability to generate positive cash flows from operations in the future, investment-grade credit ratings, demonstrated access to long- and short-term credit markets and current borrowing availability under credit agreements. The Company may consider other transactions that require the issuance of additional long- and/or short-term debt or other securities to finance acquisitions, repurchase stock, refinance debt or fund other activities for general business purposes. Such transactions could require funds in excess of the Company’s current cash levels and available credit lines, and the Company’s access to or cost of such additional funds could be adversely affected by any decrease in credit ratings, which were the following as of June 30:

	2018		2017
	Short-term	Long-term	Short-term	Long-term
Standard and Poor’s	A-2	A-	A-2	A-
Moody’s	P-2	Baa1	P-2	Baa1
Credit Arrangements
As of June 30, 2018, the Company maintained a $1,100 revolving credit agreement that matures in February 2022. There were no borrowings under this credit agreement as of June 30, 2018 and 2017, and the Company believes that borrowings under this credit agreement are and will continue to be available for general business purposes.
The credit agreement includes certain restrictive covenants and limitations. The primary restrictive covenant is a minimum ratio of 4.0 calculated as total earnings before interest, taxes, depreciation and amortization and non-cash asset impairment charges (Consolidated EBITDA) to total interest expense for the trailing four quarters (Interest Coverage ratio), as defined and described in the credit agreement.

The following table sets forth the calculation of the Interest Coverage ratio as of June 30, 2018, using Consolidated EBITDA for the trailing four quarters, as contractually defined:

2018
Earnings from continuing operations	$823
Add back:
Interest expense	85
Income tax expense	231
Depreciation and amortization	166
Non-cash asset impairment charges	1
Less:
Interest income	(6)
Consolidated EBITDA	$1,300
Interest expense	$85
Interest Coverage ratio	15.3

The Company was in compliance with all restrictive covenants and limitations in the credit agreement as of June 30, 2018, and anticipates being in compliance with all restrictive covenants for the foreseeable future. The Company continues to monitor the financial markets and assess its ability to fully draw on its revolving credit agreement, and currently expects that any drawing on the agreement will be fully funded.
In March 2018, the Company entered into a $250 revolving credit agreement that was subsequently terminated in May 2018. No termination fees or penalties were incurred in connection with the credit agreement termination.
As of June 30, 2018, the Company maintained $37 of foreign and other credit lines, of which $3 was outstanding and the remainder of $34 was available for borrowing.
As of June 30, 2017, the Company maintained $29 of foreign and other credit lines, of which $5 was outstanding and the remainder of $24 was available for borrowing.
Short-term Borrowings
The Company’s notes and loans payable include U.S. commercial paper issued by the parent company and a short-term loan held by a non-U.S. subsidiary. These short-term borrowings have stated maturities of less than one year and provide supplemental funding for supporting operations. The level of U.S. commercial paper borrowings generally fluctuates depending upon the amount and timing of operating cash flows and payments for items such as dividends, income taxes, stock repurchases and pension contributions. The average balance of U.S. commercial paper borrowings outstanding was $470 and $624 for the fiscal year ended June 30, 2018 and 2017, respectively.
Long-term Borrowings
In May 2018, the Company issued $500 of senior notes with an annual fixed interest rate of 3.90% and used the proceeds to repay a portion of the outstanding commercial paper, including amounts raised in connection with the Nutranext acquisition. The notes carry an effective interest rate of 4.02% (see Notes to Consolidated Financial Statements). The notes rank equally with all of the Company’s existing senior indebtedness.
In September 2017, the Company issued $400 of senior notes with an annual fixed interest rate of 3.10% and used the proceeds to repay $400 of senior notes with an annual fixed interest rate of 5.95% that became due in October 2017. The September 2017 senior notes carry an effective interest rate of 3.13% (See Notes to Consolidated Financial Statements). The notes rank equally with all of the Company's existing senior indebtedness.
In November 2015, $300 of the Company’s senior notes with an annual fixed interest rate of 3.55%, became due and were repaid using commercial paper borrowings and cash on hand.

Stock Repurchases and Dividend Payments
In May 2018, the Board of Directors authorized the Company to repurchase up to $2,000 in shares of common stock on the open market, which replaced the prior open-market purchase program with an authorized aggregate purchase amount of up to $750.
As of June 30, 2018, the Company had two stock repurchase programs: an open-market purchase program with an authorized aggregate purchase amount of up to $2,000, which has no expiration date, and a program to offset the anticipated impact of dilution related to stock-based awards (the Evergreen Program), which has no authorization limit on the dollar amount and no expiration date.
Stock repurchases under the two stock repurchase programs were as follows during the fiscal years ended June 30:

	2018		2017		2016
	Amount	Shares (in thousands)	Amount	Shares (in thousands)	Amount	Shares (in thousands)
Open-market purchase program	$95	749	$—	—	$—	—
Evergreen Program	177	1,422	189	1,505	254	2,151

Dividends per share and total dividends paid were as follows during the fiscal years ended June 30:

	2018	2017	2016
Dividends per share declared	$3.60	$3.24	$3.11
Dividends per share paid	3.48	3.20	3.08
Total dividends paid	450	412	398

On February 13, 2018, the Company declared a quarterly dividend of 96 cents per share payable on May 11, 2018 to common shareholders of record at the close of business on April 25, 2018. This represented an increase of 14 percent in the quarterly dividend, which was an accelerated declaration of the Company’s dividend increase that has typically taken place in the month of May and was a result of the passage of the Tax Act.

Contractual Obligations
The Company had contractual obligations as of June 30, 2018, payable or maturing in the following fiscal years:

	2019	2020	2021	2022	2023	Thereafter	Total
Long-term debt maturities including interest payments	$79	$79	$79	$373	$659	$1,580	$2,849
Notes and loans payable	199	—	—	—	—	—	199
Purchase obligations (1)	169	55	32	20	15	13	304
Operating leases	56	51	46	36	33	108	330
Payments related to nonqualified retirement income and retirement health care plans (2)	15	16	14	14	15	73	147
Venture agreement terminal obligation (3)	—	—	—	—	—	631	631
Total	$518	$201	$171	$443	$722	$2,405	$4,460

(1)
Purchase obligations are defined as purchase agreements that are enforceable and legally binding and that contain specified or determinable significant terms, including quantity, price and the approximate timing of the transaction. For purchase obligations subject to variable price and/or quantity provisions, an estimate of the price and/or quantity has been made. Examples of the Company’s purchase obligations include contracts to purchase raw materials, commitments to contract manufacturers, commitments for information technology and related services, advertising contracts, capital expenditure agreements, software acquisition and license commitments and service contracts. The raw material contracts included above are entered into during the regular course of business based on expectations of future purchases. Many of these raw material contracts are flexible to allow for changes in the Company’s business and related requirements. If such changes were to occur, the Company believes its exposure could differ from the amounts listed above. Any amounts reflected in the consolidated balance sheets as Accounts payable and accrued liabilities are excluded from the table above, as they are short-term in nature and expected to be paid within one year.

(2)
These amounts represent expected payments through 2028. Based on the accounting rules for nonqualified retirement income and retirement health care plans, the liabilities reflected in the Company’s consolidated balance sheets differ from these expected future payments (see Notes to Consolidated Financial Statements).

(3)
The Company has a venture agreement with The Procter & Gamble Company (P&G) for the Company’s Glad® bags, wraps and containers business. As of June 30, 2018, P&G had a 20% interest in the venture. Upon termination of the agreement, the Company is required to purchase P&G’s 20% interest for cash at fair value as established by predetermined valuation procedures. Refer to Notes to Consolidated Financial Statements for further details.

Off-Balance Sheet Arrangements
In conjunction with divestitures and other transactions, the Company may provide typical indemnifications (e.g., indemnifications for representations and warranties and retention of previously existing environmental, tax and employee liabilities) that have terms that vary in duration and in the potential amount of the total obligation and, in many circumstances, are not explicitly defined. The Company has not made, nor does it believe that it is probable that it will make, any material payments relating to its indemnifications, and believes that any reasonably possible payments would not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements.
The Company had not recorded any material liabilities on the aforementioned indemnifications as of June 30, 2018 and 2017.
The Company was a party to letters of credit of $9 and $10 as of June 30, 2018 and 2017, respectively, primarily related to one of its insurance carriers, of which $0 had been drawn upon.
CONTINGENCIES
A summary of contingencies is contained in the Notes to Consolidated Financial Statements.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
As a multinational company, the Company is exposed to the impact of foreign currency fluctuations, changes in commodity prices, interest-rate risk and other types of market risk.
In the normal course of business, where available at a reasonable cost, the Company manages its exposure to market risk using contractual agreements and a variety of derivative instruments. The Company’s objective in managing its exposure to market risk is to limit the impact of fluctuations on earnings and cash flow through the use of swaps, forward purchases and futures contracts. Derivative contracts are entered into for non-trading purposes with major credit-worthy institutions, thereby decreasing the risk of credit loss.
The Company uses different methodologies, when necessary, to estimate the fair value of its derivative contracts. The estimated fair values of the majority of the Company’s contracts are based on quoted market prices, traded exchange market prices or broker price quotations, and represent the estimated amounts that the Company would pay or receive to terminate the contracts.
Sensitivity Analysis for Derivative Contracts
For fiscal years 2018 and 2017, the Company’s exposure to market risk was estimated using sensitivity analyses, which illustrate the change in the fair value of a derivative financial instrument assuming hypothetical changes in foreign exchange rates, commodity prices or interest rates. The results of the sensitivity analyses for foreign currency derivative contracts, commodity derivative contracts and interest rate contracts are summarized below. Actual changes in foreign exchange rates, commodity prices or interest rates may differ from the hypothetical changes, and any changes in the fair value of the contracts, real or hypothetical, would be partly to fully offset by an inverse change in the value of the underlying hedged items.
The changes in the fair value of derivatives are recorded as either assets or liabilities in the consolidated balance sheets with an offset to Net earnings or Other comprehensive income (loss), depending on whether or not, for accounting purposes, the derivative is designated and qualified as an accounting hedge. For those derivative instruments designated and qualifying as hedging instruments, the Company must designate the hedging instrument either as a fair value hedge or as a cash flow hedge. The Company designates its commodity forward and future contracts for forecasted purchases of raw materials, interest rate forward contracts for forecasted interest payments and foreign currency forward contracts for forecasted purchases of inventory as cash flow hedges. During the fiscal years ended June 30, 2018, 2017 and 2016, the Company had no hedging instruments designated as fair value hedges. In the event the Company has contracts not designated as hedges for accounting purposes, the Company recognizes the changes in the fair value of these contracts in the consolidated statement of earnings.
Commodity Price Risk
The Company is exposed to changes in the price of commodities used as raw materials in the manufacturing of its products. The Company uses various strategies to manage cost exposures on certain raw material purchases with the objective of obtaining more predictable costs for these commodities, including long-term commodity purchase contracts and commodity derivative contracts, where available at a reasonable cost. During fiscal years 2018 and 2017, the Company had derivative contracts related to raw materials exposures for jet fuel used for the charcoal business and soybean oil used for the food business. Based on a hypothetical decrease or increase of 10% in these commodity prices as of June 30, 2018, and June 30, 2017, the estimated fair value of the Company’s then-existing commodity derivative contracts would decrease or increase by $4 and $3, respectively, with the corresponding impact included in Accumulated other comprehensive net (losses) income.

Foreign Currency Risk
The Company seeks to minimize the impact of certain foreign currency fluctuations by hedging transactional exposures with foreign currency forward contracts. Based on a hypothetical decrease of 10% in the value of the U.S. dollar as of June 30, 2018 and June 30, 2017, the estimated fair value of the Company’s then-existing foreign currency derivative contracts would decrease by $5 and $6, respectively, with the corresponding impact included in Accumulated other comprehensive net (losses) income. Based on a hypothetical increase of 10% in the value of the U.S. dollar as of June 30, 2018 and June 30, 2017, the estimated fair value of the Company’s then-existing foreign currency derivative contracts would increase by $4 and $5, respectively, with the corresponding impact included in Accumulated other comprehensive net (losses) income.
Interest Rate Risk
The Company is exposed to interest rate volatility with regard to existing short-term borrowings, primarily commercial paper, and anticipated future issuances of long-term debt. Weighted average interest rates for commercial paper borrowings were 1.86% during fiscal year 2018 and less than 1% during fiscal year 2017. Assuming average variable rate debt levels during fiscal years 2018 and 2017, a 100 basis point increase in interest rates would increase interest expense from commercial paper by approximately $5 and $6, respectively. Assuming average variable rate debt levels during fiscal years 2018 and 2017, a 100 basis point decrease in interest rates in fiscal year 2018, or to zero percent in fiscal year 2017, would decrease interest expense from commercial paper by $5 and $6, respectively.
The Company is also exposed to interest rate volatility with regard to anticipated future issuances of debt. Primary exposures include movements in U.S. Treasury rates. The Company had no outstanding interest rate forward contract positions as of June 30, 2018 and 2017.
RECENTLY ISSUED ACCOUNTING STANDARDS
A summary of all recently issued accounting standards is contained in Note 1 of Notes to Consolidated Financial Statements.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The methods, estimates, and judgments the Company uses in applying its most critical accounting policies have a significant impact on the results the Company reports in its consolidated financial statements. Specific areas requiring the application of management’s estimates and judgments include, among others, assumptions pertaining to accruals for consumer and trade-promotion programs, stock-based compensation, retirement income plans, future cash flows associated with impairment testing of goodwill and other long-lived assets and the valuation of the venture agreement terminal obligations, valuation of assets acquired and liabilities assumed in connection with a business combination, the credit worthiness of customers, uncertain tax positions, tax valuation allowances and legal, environmental and insurance matters. Accordingly, a different financial presentation could result depending on the judgments, estimates or assumptions that are used. The most critical accounting policies and estimates are those that are most important to the portrayal of the Company’s financial condition and results, and require the Company to make the most difficult and subjective judgments, often estimating the outcome of future events that are inherently uncertain. The Company’s most critical accounting policies and estimates are related to: revenue recognition; the valuation of goodwill and intangible assets; income taxes; and the venture agreement terminal obligation. The Company’s critical accounting policies and estimates have been reviewed with the Audit Committee of the Board of Directors. A summary of the Company’s significant accounting policies and estimates is contained in Note 1 of Notes to Consolidated Financial Statements.
Revenue Recognition
The Company routinely commits to one-time or ongoing trade-promotion programs with customers. Programs include shelf-price reductions, end-of-aisle or in-store displays of the Company’s products and graphics and other trade-promotion activities conducted by the customer. Costs related to these programs are recorded as a reduction of sales. The Company’s trade promotion accruals are primarily based on estimated volume and incorporate historical sales and spending trends by customer and category. The determination of these estimated accruals requires judgment and may change in the future as a result of changes in customer promotion participation, particularly for new programs and for programs related to the introduction of new products. Final determination of the total cost of a promotion is dependent upon customers providing information about proof of performance and other information related to the promotional event. This process of analyzing and settling trade-promotion programs with customers could impact the Company’s results of operations and trade promotion accruals depending on how actual results of the programs compare to original estimates. If the Company’s trade promotion accrual estimates as of June 30, 2018 were to differ by 10%, the impact on net sales would be approximately $8.

Goodwill and Other Intangible Assets
The Company tests its goodwill and other indefinite-lived intangible assets for impairment annually in the fiscal fourth quarter unless there are indications during a different interim period that these assets may have become impaired.
Goodwill
For fiscal year 2018, the Company’s reporting units for goodwill impairment testing purposes were its individual U.S. SBUs and the International division. These reporting units, which are also the Company’s operating segments, are the level at which discrete financial information is available and reviewed by the managers of the respective operating segments. The respective operating segment managers do not review financial information for components that are below the operating segment level. No instances of impairment were identified during the fiscal year 2018 annual impairment review. All of the Company’s reporting units had fair values that exceeded recorded values. However, future changes in the judgments, assumptions and estimates that are used in the impairment testing for goodwill and indefinite-lived intangible assets as described below could result in significantly different estimates of the fair values.
In its evaluation of goodwill impairment, the Company has the option to first assess qualitative factors such as the maturity and stability of the reporting unit, the magnitude of the excess fair value over carrying value from the prior year’s impairment testing, other reporting unit operating results as well as new events and circumstances impacting the operations at the reporting unit level. If the result of a qualitative test indicates a potential for impairment, a quantitative test is performed. The quantitative test is a two-step process. In the first step, the Company compares the estimated fair value of each reporting unit to its carrying value. In all instances, the estimated fair value exceeded the carrying value of the reporting unit. If the estimated fair value of any reporting unit had been less than its carrying value, the Company would have performed a second step to determine the implied fair value of the reporting unit’s goodwill. If the carrying amount of a reporting unit’s goodwill had exceeded its implied fair value, an impairment charge would have been recorded for the difference between the carrying amount and the implied fair value of the reporting unit’s goodwill.
To determine the fair value of a reporting unit as part of its quantitative test, the Company uses a discounted cash flow (DCF) method under the income approach, as it believes that this approach is the most reliable indicator of the fair value of its businesses and the fair value of their future earnings and cash flows. Under this approach, the Company estimates the future cash flows of each reporting unit and discounts these cash flows at a rate of return that reflects their relative risk. The cash flows used in the DCF method are consistent with those the Company uses in its internal planning, which gives consideration to actual business trends experienced, and the long-term business strategy. The other key estimates and factors used in the DCF method include, but are not limited to, future volumes, net sales and expense growth rates, commodity prices, changes in working capital, foreign exchange rates, inflation and a perpetuity growth rate. Changes in such estimates or the application of alternative assumptions could produce different results.
Trademarks and Other Indefinite-Lived Intangible Assets
For trademarks and other intangible assets with indefinite lives, the Company performs a quantitative analysis to test for impairment. When a quantitative test is performed, the estimated fair value of an asset is compared to its carrying amount. If the carrying amount of such asset exceeds its estimated fair value, an impairment charge is recorded for the difference between the carrying amount and the estimated fair value. The Company uses the income approach to estimate the fair value of its trademarks and other intangible assets with indefinite lives. This approach requires significant judgments in determining both the assets’ estimated cash flows as well as the appropriate discount and foreign exchange rates applied to those cash flows to determine fair value. Changes in such estimates or the use of alternative assumptions could produce different results.
No significant impairments were identified as a result of the Company's impairment review performed annually during the fourth quarter or during any other quarters of fiscal year 2018.
Finite-Lived Intangible Assets
Finite-lived intangible assets are reviewed for possible impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset (or asset group) may not be recoverable. The Company’s impairment review requires significant management judgment, including estimating the future success of product lines, future sales volumes, revenue and expense growth rates, alternative uses for the assets and estimated proceeds from the disposal of the assets. The Company reviews business plans for possible impairment indicators. Impairment occurs when the carrying amount of the asset (or asset group) exceeds its estimated future undiscounted cash flows and the impairment is viewed as other than temporary. When impairment is indicated, an impairment charge is recorded for the difference between the asset’s carrying value and its estimated fair value. Depending on the asset, estimated fair value may be determined either by use of a DCF model or by reference to estimated selling values of assets in similar condition. The use of different assumptions would increase or decrease the estimated fair value of assets and would increase or decrease any impairment measurement.

Income Taxes
The Company’s effective tax rate is based on income by tax jurisdiction, statutory tax rates and tax planning opportunities available to the Company in the various jurisdictions in which the Company operates. Significant judgment is required in determining the Company’s effective tax rate and in evaluating its tax positions.
The Company maintains valuation allowances when it is likely that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the Company’s income tax provision in the period of change. In determining whether a valuation allowance is warranted, the Company takes into account such factors as prior earnings history, expected future earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect the utilization of a deferred tax asset, statutory carry-back and carry-forward periods and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Valuation allowances maintained by the Company relate mostly to deferred tax assets arising from the Company’s currently anticipated inability to use net operating losses and tax credits in certain foreign countries. As of June 30, 2018 and June 30, 2017, valuation allowances related to realization of deferred tax assets were approximately $43 and $40, respectively.
In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet certain recognition thresholds or measurement standards. Amounts for uncertain tax positions are adjusted in quarters when new information becomes available or when positions are effectively settled. As of June 30, 2018 and June 30, 2017, the liabilities recorded for uncertain tax positions, excluding associated interest and penalties, were approximately $47 and $40, respectively. Since audit outcomes and the timing of audit settlements are subject to significant uncertainty, liabilities for uncertain tax positions are excluded from the contractual obligations table (see Notes to Consolidated Financial Statements).
Foreign withholding taxes are not provided when foreign earnings are indefinitely reinvested. The Company determines whether its foreign subsidiaries will invest their undistributed earnings indefinitely and reassesses this determination on a quarterly basis. A change to the Company’s determination may be warranted based on the Company’s experience as well as plans regarding future international operations and expected remittances. Changes in the Company’s determination would require an adjustment to the income tax provision in the quarter in which the determination is made. Through the second quarter of fiscal year 2018, the Company had determined that the undistributed earnings of a number of its foreign subsidiaries were indefinitely reinvested. In the third quarter of fiscal year 2018, the Company concluded an analysis wherein it determined that none of the undistributed earnings of its foreign subsidiaries were indefinitely reinvested because the Tax Act enacted in December 2017 significantly reduced the cost of U.S. repatriation. As a result, the Company is providing foreign withholding taxes on the undistributed earnings of all foreign subsidiaries where applicable, which has no significant impact on the Company's consolidated results.

Venture Agreement Terminal Obligation
The Company has a venture agreement with P&G for the Company’s Glad® bags, wraps and containers business. In connection with this agreement, P&G provides R&D support to the Glad® business. As of June 30, 2018 and June 30, 2017, P&G had a 20% interest in the venture. In December 2017, the Company and P&G extended the term of the agreement and the related R&D support provided by P&G. The term will now expire in January 2026, unless the parties agree, on or prior to January 31, 2025, to further extend the term of the agreement for another seven years or agree to take some other relevant action. Upon termination of the agreement, the Company is required to purchase P&G’s 20% interest for cash at fair value as established by predetermined valuation procedures. The Company’s obligation to purchase P&G’s interest is reflected in Other Liabilities (See Notes to Consolidated Financial Statements). The difference between the estimated fair value and the amount recognized, and any future changes in the fair value of P&G’s interest, is charged to Cost of products sold in accordance with the effective interest method over the remaining life of the agreement.

The estimated fair value of P&G’s interest may increase or decrease up until any such purchase by the Company of P&G’s interest. The Company uses the income approach to estimate the fair value of P&G’s interest. Under this approach, the Company estimates the future cash flows and discounts these cash flows at a rate of return that reflects its risk. The cash flows used are consistent with those the Company uses in its internal planning, which gives consideration to actual business trends experienced and the long-term business strategy. The other key assumptions and estimates used include, but are not limited to, future volumes, net sales and expense growth rates, commodity prices, changes in working capital, capital expenditures, foreign exchange rates, tax rates, discount rates, inflation and perpetuity growth rates. Changes in the judgments, assumptions and estimates used could result in significantly different estimates of fair value. For perspective, if the discount rate as of June 30, 2018 were to increase or decrease by 100 basis points, the estimated fair value of P&G’s interest would decrease by approximately $60 or increase by approximately $80, respectively. Additionally, if the tax rate as of June 30, 2018 were to increase or decrease by 100 basis points, the estimated fair value of P&G’s interest would change by approximately $8. Such changes would affect the amount of future charges to Cost of products sold.
SUMMARY OF NON-GAAP FINANCIAL MEASURES
The non-GAAP financial measures included in this MD&A and Exhibit 99.3 and the reasons management believes they are useful to investors are described below. These measures should be considered supplemental in nature and are not intended to be a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these measures may not be the same as similarly named measures presented by other companies.
Free cash flow is calculated as net cash provided by continuing operations less capital expenditures related to continuing operations. The Company’s management uses this measure and free cash flow as a percentage of net sales to help assess the cash generation ability of the business and funds available for investing activities, such as acquisitions, investing in the business to drive growth and financing activities, including debt payments, dividend payments and stock repurchases. Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures. Refer to “Free cash flow” and “Free cash flow as a percentage of net sales” above for a reconciliation of these non-GAAP measures.
The Company uses the term Consolidated EBITDA because it is a term used in its revolving credit agreement. As defined in the credit agreement, Consolidated EBITDA represents earnings from continuing operations before interest, taxes, depreciation and amortization and non-cash asset impairment charges. Interest Coverage ratio is the ratio of Consolidated EBITDA to interest expense. The Company's management believes disclosure of Consolidated EBITDA provides useful information to investors because it is used in the primary restrictive covenant in the Company's credit agreement. For additional discussion of the Interest Coverage ratio, see "Financial Position and Liquidity - Financing Activities - Credit Arrangements" above.
EBIT represents earnings from continuing operations before income taxes, interest income and interest expense. EBIT margin is the ratio of EBIT to net sales. The Company's management believes these measures provide useful additional information to investors about trends in the Company's operations and are useful for period-over-period comparisons.
Economic profit (EP) is defined by the Company as earnings from continuing operations before income taxes, excluding non-cash U.S. GAAP restructuring and intangible asset impairment charges, and interest expense; less income taxes (calculated utilizing the Company's effective tax rate), and less a capital charge (calculated as average capital employed multiplied by a cost of capital percentage rate). EP is a key financial metric the Company’s management uses to evaluate business performance and allocate resources, and is a component in determining employee incentive compensation. The Company’s management believes EP provides additional perspective to investors about financial returns generated by the business and represents profit generated over and above the cost of capital used by the business to generate that profit. Refer to Exhibit 99.3 for a reconciliation of EP to earnings from continuing operations before income taxes.

CAUTIONARY STATEMENT
This Annual Report on Form 10-K (this Report), including the exhibits hereto and the information incorporated by reference herein, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, statements about future volume, sales, foreign currencies, costs, cost savings, margins, earnings, earnings per share, including as a result of the Nutranext acquisition, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Report, as updated from time to time in the Company’s Securities and Exchange Commission filings. These factors include, but are not limited to:

•	intense competition in the Company’s markets;

•	the impact of the changing retail environment, including the growth of e-commerce retailers, hard discounters and other alternative retail channels;

•	volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs;

•	the ability of the Company to drive sales growth, increase price and market share, grow its product categories and manage favorable product and geographic mix;

•	dependence on key customers and risks related to customer consolidation and ordering patterns;

•
risks related to reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or Company information, or service interruptions;

•	the Company’s ability to maintain its business reputation and the reputation of its brands;

•
risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges related to, among others, intangible assets and goodwill; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions, including those related to the Nutranext acquisition;

•	lower revenue or increased costs resulting from government actions and regulations;

•
the ability of the Company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity and as a result of the Nutranext acquisition;

•	worldwide, regional and local economic and financial market conditions;

•
risks related to international operations and international trade, including political instability; government-imposed price controls or other regulations; foreign currency fluctuations, including devaluations, and foreign currency exchange rate controls, including periodic changes in such controls; changes in U.S. immigration or trade policies, including tariffs, labor claims, labor unrest and inflationary pressures, particularly in Argentina; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; and the possibility of nationalization, expropriation of assets or other government action;

•	the ability of the Company to innovate and to develop and introduce commercially successful products;

•	the impact of product liability claims, labor claims and other legal or tax proceedings, including in foreign jurisdictions;

•	the ability of the Company to implement and generate cost savings and efficiencies;

•	the success of the Company’s business strategies;

•
risks related to additional increases in the estimated fair value of P&G’s interest in the Glad® business such as the significant increase over fiscal year 2018 primarily due to the recent Tax Act and the recent extension of the venture agreement with, and the related R&D support provided by, P&G;

•	the Company’s ability to attract and retain key personnel;

•	supply disruptions and other risks inherent in reliance on a limited base of suppliers;

•
environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances;

•	the impact of natural disasters, terrorism and other events beyond the Company’s control;

•	the Company’s ability to maximize, assert and defend its intellectual property rights;

•	any infringement or claimed infringement by the Company of third-party intellectual property rights;

•
risks related to the effects of the Tax Act on the Company as the Company continues to assess and analyze such effects as well as its current interpretation, assumptions and expectations relating to the Tax Act, and the possibility that the financial impact of the Tax Act on the Company may be materially different from the Company's current estimates based on the Company's actual results for future periods, the Company's further assessment and analysis of the Tax Act, any additional Congressional, administrative or other actions, or other guidance related to the Tax Act and any actions that the Company may take as a result of the Tax Act;

•	uncertainties relating to tax positions, tax disputes and changes in the Company’s tax rate;

•	the effect of the Company’s indebtedness and credit rating on its business operations and financial results;

•	the Company’s ability to pay and declare dividends or repurchase its stock in the future;

•	the Company’s ability to maintain an effective system of internal controls;

•	the impacts of potential stockholder activism;

•	the accuracy of the Company’s estimates and assumptions on which its financial projections are based; and

•	risks related to the Company’s discontinuation of operations in Venezuela.
The Company’s forward-looking statements in this Report are based on management’s current views and assumptions regarding future events and speak only as of the date when made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.
In this Report, unless the context requires otherwise, the terms "the Company", "Clorox", "we", "us", and "our" refer to The Clorox Company and its subsidiaries.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of its Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting in accordance with accounting principles generally accepted in the United States of America.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.
Management evaluated the effectiveness of the Company’s internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework published in 2013. Management, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting as of June 30, 2018, and concluded that it is effective.
Management has excluded Nutranext from its assessment of internal control over financial reporting as of June 30, 2018 because Nutranext was acquired by the Company on April 2, 2018. The acquired business’ internal control over financial reporting and related processes have not been integrated into the Company’s existing systems and internal control over financial reporting, and have been excluded from management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2018. Nutranext, which is included in the June 30, 2018 consolidated financial statements, constituted $634 and $568 of total and net assets, respectively, as of June 30, 2018 and $53 and $(11) of net sales and earnings from continuing operations before income taxes, respectively, for the year then ended.
The Company’s independent registered public accounting firm, Ernst & Young LLP, has audited the effectiveness of the Company’s internal control over financial reporting as of June 30, 2018, as stated in their report which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of The Clorox Company
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of The Clorox Company (the Company) as of June 30, 2018 and 2017, the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2018, and the related notes and the financial statement schedule in Exhibit 99.2 (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2018, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of June 30, 2018, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated August 14, 2018 expressed an unqualified opinion thereon.
Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company's auditor since 2003.

San Francisco, CA
August 14, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of The Clorox Company
Opinion on Internal Control over Financial Reporting
We have audited The Clorox Company’s internal control over financial reporting as of June 30, 2018, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, The Clorox Company (the Company) maintained, in all material respects, effective internal control over financial reporting as of June 30, 2018, based on the COSO criteria.
As indicated in the accompanying Management’s Report on Internal Control Over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of Nutranext, which is included in the June 30, 2018 consolidated financial statements of the Company and constituted $634 and $568 of total and net assets, respectively, as of June 30, 2018 and $53 and $(11) of net sales and earnings from continuing operations before income taxes, respectively, for the year then ended. Our audit of internal control over financial reporting of the Company also did not include an evaluation of the internal control over financial reporting of Nutranext.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of The Clorox Company as of June 30, 2018 and 2017, the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2018, and the related notes and the financial statement schedule in Exhibit 99.2 (collectively referred to as the “consolidated financial statements”) and our report dated August 14, 2018 expressed an unqualified opinion thereon.

Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.
Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ Ernst & Young LLP
San Francisco, CA
August 14, 2018

CONSOLIDATED STATEMENTS OF EARNINGS
The Clorox Company
Years ended June 30

Dollars in millions, except share and per share data	2018	2017	2016
Net sales	$6,124	$5,973	$5,761
Cost of products sold	3,449	3,302	3,163
Gross profit	2,675	2,671	2,598
Selling and administrative expenses	837	810	806
Advertising costs	570	599	587
Research and development costs	132	135	141
Interest expense	85	88	88
Other (income) expense, net	(3)	6	(7)
Earnings from continuing operations before income taxes	1,054	1,033	983
Income taxes on continuing operations	231	330	335
Earnings from continuing operations	823	703	648
Losses from discontinued operations, net of tax	—	(2)	—
Net earnings	$823	$701	$648
Net earnings (losses) per share
Basic
Continuing operations	$6.37	$5.45	$5.01
Discontinued operations	—	(0.02)	—
Basic net earnings per share	$6.37	$5.43	$5.01
Diluted
Continuing operations	$6.26	$5.35	$4.92
Discontinued operations	—	(0.02)	—
Diluted net earnings per share	$6.26	$5.33	$4.92
Weighted average shares outstanding (in thousands)
Basic	129,293	128,953	129,472
Diluted	131,581	131,566	131,717

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
The Clorox Company

Years ended June 30
Dollars in millions	2018	2017	2016
Earnings from continuing operations	$823	$703	$648
Losses from discontinued operations, net of tax	—	(2)	—
Net earnings	823	701	648
Other comprehensive income (losses):
Foreign currency adjustments, net of tax	(28)	(3)	(53)
Net unrealized gains (losses) on derivatives, net of tax	12	7	9
Pension and postretirement benefit adjustments, net of tax	12	23	(24)
Total other comprehensive income (losses), net of tax	(4)	27	(68)
Comprehensive income	$819	$728	$580

See Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS
The Clorox Company

As of June 30
Dollars in millions, except share and per share data	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$131	$418
Receivables, net	600	565
Inventories, net	506	459
Prepaid expenses and other current assets	74	72
Total current assets	1,311	1,514
Property, plant and equipment, net	996	931
Goodwill	1,602	1,196
Trademarks, net	795	654
Other intangible assets, net	134	68
Other assets	222	210
Total assets	$5,060	$4,573
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$199	$404
Current maturities of long-term debt	—	400
Accounts payable and accrued liabilities	1,001	1,005
Total current liabilities	1,200	1,809
Long-term debt	2,284	1,391
Other liabilities	778	770
Deferred income taxes	72	61
Total liabilities	4,334	4,031
Commitments and contingencies
Stockholders’ equity
Preferred stock: $1.00 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock: $1.00 par value; 750,000,000 shares authorized; 158,741,461 shares issued as of June 30, 2018 and 2017; and 127,982,767 and 129,014,172 shares outstanding as of June 30, 2018 and 2017, respectively	159	159
Additional paid-in capital	975	928
Retained earnings	2,797	2,440
Treasury shares, at cost: 30,758,694 and 29,727,289 shares as of June 30, 2018 and 2017, respectively	(2,658)	(2,442)
Accumulated other comprehensive net (losses) income	(547)	(543)
Stockholders’ equity	726	542
Total liabilities and stockholders’ equity	$5,060	$4,573

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
The Clorox Company

	Common Stock		Additional Paid-in Capital		Treasury Shares		Accumulated Other Comprehensive Net (Losses) Income
Dollars in millions	Shares (in thousands)	Amount		Retained Earnings	Shares (in thousands)	Amount		Total
Balance as of June 30, 2015	158,741	$159	$775	$1,923	(30,127)	$(2,237)	$(502)	$118
Net earnings				648				648
Other comprehensive income (loss)							(68)	(68)
Accrued dividends				(406)				(406)
Stock-based compensation			45					45
Other employee stock plan activities			48	(2)	2,892	168		214
Treasury stock purchased					(2,151)	(254)		(254)
Balance as of June 30, 2016	158,741	159	868	2,163	(29,386)	(2,323)	(570)	297
Net earnings				701				701
Other comprehensive income (loss)							27	27
Accrued dividends				(421)				(421)
Stock-based compensation			51					51
Other employee stock plan activities			9	(3)	1,164	70		76
Treasury stock purchased					(1,505)	(189)		(189)
Balance as of June 30, 2017	158,741	159	928	2,440	(29,727)	(2,442)	(543)	542
Net earnings				823				823
Other comprehensive income (loss)							(4)	(4)
Accrued dividends				(467)				(467)
Stock-based compensation			53					53
Other employee stock plan activities			(6)	1	1,139	56		51
Treasury stock purchased					(2,171)	(272)		(272)
Balance as of June 30, 2018	158,741	$159	$975	$2,797	(30,759)	$(2,658)	$(547)	$726

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
The Clorox Company

Years ended June 30
Dollars in millions	2018	2017	2016
Operating activities:
Net earnings	$823	$701	$648
Deduct: Losses from discontinued operations, net of tax	—	(2)	—
Earnings from continuing operations	823	703	648
Adjustments to reconcile earnings from continuing operations to net cash provided by continuing operations:
Depreciation and amortization	166	163	165
Stock-based compensation	53	51	45
Deferred income taxes	(23)	(35)	5
Other	43	36	1
Changes in:
Receivables, net	(24)	(1)	(52)
Inventories, net	(21)	(19)	(45)
Prepaid expenses and other current assets	3	(5)	6
Accounts payable and accrued liabilities	(47)	(34)	57
Income taxes payable	1	12	(62)
Net cash provided by continuing operations	974	871	768
Net cash (used for) provided by discontinued operations	—	(3)	10
Net cash provided by operations	974	868	778
Investing activities:
Capital expenditures	(194)	(231)	(172)
Businesses acquired, net of cash acquired	(681)	—	(290)
Other	16	26	32
Net cash used for investing activities	(859)	(205)	(430)
Financing activities:
Notes and loans payable, net	(214)	(125)	426
Long-term debt borrowings, net of issuance costs	891	—	—
Long-term debt repayments	(400)	—	(300)
Treasury stock purchased	(271)	(183)	(254)
Cash dividends paid	(450)	(412)	(398)
Issuance of common stock for employee stock plans and other	45	75	210
Net cash used for financing activities	(399)	(645)	(316)
Effect of exchange rate changes on cash and cash equivalents	(3)	(1)	(13)
Net increase (decrease) in cash and cash equivalents	(287)	17	19
Cash and cash equivalents:
Beginning of year	418	401	382
End of year	$131	$418	$401
Supplemental cash flow information:
Interest paid	$75	$78	$79
Income taxes paid, net of refunds	245	347	323
Non-cash financing activities:
Cash dividends declared and accrued, but not paid	123	108	104
See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Clorox Company
(Dollars in millions, except share and per share data)
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations and Basis of Presentation
The Company is principally engaged in the production, marketing and sales of consumer products through mass retailers, grocery outlets, warehouse clubs, dollar stores, home hardware centers, e-commerce channels, military stores and distributors. The consolidated financial statements include the statements of the Company and its wholly owned and controlled subsidiaries. All significant intercompany transactions and accounts were eliminated in consolidation. Certain prior year reclassifications were made in the consolidated financial statements and related notes to the consolidated financial statements to conform to the current year presentation.
Use of Estimates
The preparation of these consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (U.S. GAAP) requires management to reach opinions as to estimates and assumptions that affect reported amounts and related disclosures. Specific areas requiring the application of management’s estimates and judgments include, among others, assumptions pertaining to accruals for consumer and trade-promotion programs, stock-based compensation, retirement income plans, future cash flows associated with impairment testing of goodwill and other long-lived assets and the valuation of the venture agreement terminal obligation, valuation of assets acquired and liabilities assumed in connection with a business combination, the credit worthiness of customers, uncertain tax positions, tax valuation allowances and legal, environmental and insurance matters. Actual results could materially differ from estimates and assumptions made.
Cash and Cash Equivalents
Cash equivalents consist of highly liquid interest-bearing accounts, time deposits held by financial institutions and money market funds with an initial maturity at purchase of three months or less. The fair value of cash and cash equivalents approximates the carrying amount.
The Company’s cash position includes amounts held by foreign subsidiaries and, as a result, the repatriation of certain cash balances from some of the Company’s foreign subsidiaries could result in additional withholding tax costs in certain foreign jurisdictions. However, these cash balances are generally available without legal restriction to fund local business operations. In addition, a portion of the Company’s cash balance is held in U.S. dollars by foreign subsidiaries, whose functional currency is their local currency. Such U.S. dollar balances are reported on the foreign subsidiaries’ books in their functional currency, and the impact on such balances from foreign currency exchange rate differences is recorded in Other (income) expense, net.
As of June 30, 2018 and 2017, the Company had $3 and $2 of restricted cash, respectively, which was primarily related to a cash margin deposit held for exchange-traded futures contracts. The restricted cash was included in Prepaid expenses and other current assets and Other assets as of June 30, 2018 and 2017.
Inventories
The Company values its inventories using both the First-In, First-Out ("FIFO") and the Last-In, First-Out ("LIFO") methods. The FIFO inventory is stated at the lower of cost or net realizable value, which includes any costs to sell or dispose. In addition, appropriate consideration is given to obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value. The LIFO inventory is stated at the lower of cost or market.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property, Plant and Equipment and Finite-Lived Intangible Assets
Property, plant and equipment and finite-lived intangible assets are stated at cost. Depreciation and amortization expense are primarily calculated by the straight-line method using the estimated useful lives or lives determined by lease contracts for the related assets. The table below provides estimated useful lives of property, plant and equipment by asset classification.

Estimated Useful Lives
Buildings and leasehold improvements	7 - 40 years
Land improvements	10 - 30 years
Machinery and equipment	3 - 15 years
Computer equipment	3 - 5 years
Capitalized software costs	3 - 7 years

Property, plant and equipment and finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset (or asset group) may not be fully recoverable. The risk of impairment is initially assessed based on an estimate of the undiscounted cash flows at the lowest level for which identifiable cash flows exist. Impairment occurs when the carrying value of the asset exceeds the estimated future undiscounted cash flows generated by the asset. When impairment is indicated, an impairment charge is recorded for the difference between the carrying value of the asset and its estimated fair market value. Depending on the asset, estimated fair market value may be determined either by use of a discounted cash flow model or by reference to estimated selling values of assets in similar condition.
Capitalization of Software Costs
The Company capitalizes certain qualifying costs incurred in the acquisition and development of software for internal use, including the costs of the software, materials, consultants, interest and payroll and payroll-related costs for employees during the application development stage. Internal and external costs incurred during the preliminary project stage and post implementation-operation stage, mainly training and maintenance costs, are expensed as incurred. Once the application is substantially complete and ready for its intended use, qualifying costs are amortized on a straight-line basis over the software’s estimated useful life.
Impairment Review of Goodwill and Indefinite-Lived Intangible Assets
The Company tests its goodwill, trademarks with indefinite lives and other indefinite-lived intangible assets annually for impairment in the fiscal fourth quarter unless there are indications during a different interim period that these assets may have become impaired.
With respect to goodwill, the Company has the option to first assess qualitative factors such as the maturity and stability of the reporting unit, the magnitude of the excess fair value over carrying value from the prior year’s impairment testing, other reporting unit specific operating results as well as new events and circumstances impacting the operations at the reporting unit level. If the result of a qualitative test indicates a potential for impairment of a reporting unit, a quantitative test is performed. The quantitative test is a two-step process. In the first step, the Company compares the estimated fair value of the reporting unit to its carrying value. In all instances, the estimated fair value exceeded the carrying value of the reporting unit. Had the estimated fair value of any reporting unit been less than its carrying value, the Company would have performed a second step to determine the implied fair value of the reporting unit’s goodwill. If the carrying amount of a reporting unit’s goodwill had exceeded its implied fair value, an impairment charge would have been recorded for the difference between the carrying amount and the implied fair value of the reporting unit’s goodwill.
To determine the fair value of a reporting unit as part of its quantitative test, the Company uses a discounted cash flow (DCF) method under the income approach, as it believes that this approach is the most reliable indicator of the fair value of its businesses and the fair value of their future earnings and cash flows. Under this approach, which requires significant judgments, the Company estimates the future cash flows of each reporting unit and discounts these cash flows at a rate of return that reflects their relative risk. The cash flows used in the DCF method are consistent with those the Company uses in its internal planning, which gives consideration to actual business trends experienced, and the broader business strategy for the long term. The other key estimates and factors used in the DCF method include, but are not limited to, future volumes, net sales and expense growth rates, commodity prices, changes in working capital, foreign exchange rates, inflation and a perpetuity growth rate. Changes in such estimates or the application of alternative assumptions could produce different results.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

For trademarks and other intangible assets with indefinite lives, the Company performs a quantitative analysis to test for impairment. When a quantitative test is performed, the estimated fair value of an asset is compared to its carrying amount. If the carrying amount of such asset exceeds its estimated fair value, an impairment charge is recorded for the difference between the carrying amount and the estimated fair value. The Company uses the income approach to estimate the fair value of its trademarks and other intangible assets with indefinite lives. This approach requires significant judgments in determining both the assets’ estimated cash flows as well as the appropriate discount and foreign exchange rates applied to those cash flows to determine fair value. Changes in such estimates or the use of alternative assumptions could produce different results.
Stock-based Compensation
The Company grants various nonqualified stock-based compensation awards to eligible employees, including stock options, restricted stock and performance shares.
For stock options, the Company estimates the fair value of each award on the date of grant using the Black-Scholes valuation model, which requires management to make estimates regarding expected option life, stock price volatility and other assumptions. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The Company estimates stock option forfeitures based on historical data for each employee grouping. The total number of stock options expected to vest is adjusted by actual and estimated forfeitures. Changes to the actual and estimated forfeitures will result in a cumulative adjustment in the period of change. Compensation expense is recorded by amortizing the grant date fair values on a straight-line basis over the vesting period, adjusted for estimated forfeitures.
The Company’s performance shares provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves specified performance targets. The number of shares issued is dependent upon the achievement of specified performance targets. The performance period is three years and the payout determination is made at the end of the three-year performance period. Performance shares receive dividends earned during the vesting period upon vesting. The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates and management's assessment of the probability that performance goals will be achieved. A cumulative adjustment is recognized to compensation expense in the current period to reflect any changes in the probability of achievement of performance goals.
Cash flows resulting from tax deductions in excess of the cumulative compensation cost recognized for stock-based payment arrangements (excess tax benefits) are primarily classified as operating cash inflows.
Employee Benefits
The Company accounts for its retirement income and retirement health care plans using actuarial methods. These methods use an attribution approach that generally spreads “plan events” over the service lives or expected lifetime (for frozen plans) of plan participants. Examples of plan events are plan amendments and changes in actuarial assumptions such as the expected return on plan assets, discount rate, rate of compensation increase and certain employee-related factors, such as retirement age and mortality. The principle underlying the attribution approach is that employees render service over their employment period on a relatively “smooth” basis and, therefore, the statement of earnings effects of retirement income and retirement health care plans are recognized in the same pattern. One of the principal assumptions used in the net periodic benefit cost calculation is the expected return on plan assets. The expected return on plan assets may result in recognized expense or income that differs from the actual returns of those plan assets in any given year. Over time, however, the goal is for the expected long-term returns to approximate the actual returns and, therefore, the expectation is that the pattern of income and expense recognition should closely match the pattern of the services provided by the participants. The Company uses a market-related value method for calculating plan assets for purposes of determining the amortization of actuarial gains and losses. The differences between actual and expected returns are recognized in the net periodic benefit cost calculation over the average remaining service period or expected lifetime (for frozen plans) of the plan participants using the corridor approach. Under this approach, only actuarial gains (losses) that exceed 5% of the greater of the projected benefit obligation or the market-related value of assets are amortized to the Company's net periodic benefit cost. In developing its expected return on plan assets, the Company considers the long-term actual returns relative to the mix of investments that comprise its plan assets and also develops estimates of future investment returns by considering external sources.
The Company recognizes an actuarial-based obligation at the onset of disability for certain benefits provided to individuals after employment, but before retirement, that include medical, dental, vision, life and other benefits.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Environmental Costs
The Company is involved in certain environmental remediation and ongoing compliance activities. Accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and based upon a reasonable estimate of the liability. The Company’s accruals reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. The accrual for environmental matters is included in Accounts payable and accrued liabilities and Other liabilities in the Company’s consolidated balance sheets on an undiscounted basis due to uncertainty regarding the timing of future payments.
Revenue Recognition
Sales are recognized as revenue when the risk of loss and title pass to the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed or determinable and collection is reasonably assured. Sales are recorded net of allowances for trade promotions, coupons, returns and other discounts. The Company routinely commits to one-time or ongoing trade-promotion programs with customers and consumer coupon programs that require the Company to estimate and accrue the expected costs of such programs. Programs include shelf price reductions, end-of-aisle or in-store displays of the Company’s products and graphics and other trade-promotion activities conducted by the customer. Coupons are recognized as a liability when distributed based upon expected consumer redemptions. The Company maintains liabilities related to these programs for the estimated expenses incurred, but not paid, at the end of each period.
The Company provides an allowance for doubtful accounts based on its historical experience and ongoing assessment of its customers’ credit risk and aging. Receivables were presented net of an allowance for doubtful accounts of $7 and $3 as of June 30, 2018 and 2017, respectively. Receivables, net, included non-customer receivables of $10 and $3 as of June 30, 2018 and 2017, respectively.
Cost of Products Sold
Cost of products sold represents the costs directly related to the manufacture and distribution of the Company’s products and primarily includes raw materials, packaging, contract manufacturing fees, shipping and handling, warehousing, package design, depreciation, amortization, direct and indirect labor and operating costs for the Company’s manufacturing and distribution facilities, including salary, benefit costs and incentive compensation, and royalties and other charges related to the Company’s Glad® Venture Agreement (See Note 9).
Costs associated with developing and designing new packaging, including design, artwork, films and labeling, are expensed as incurred and included within Cost of products sold.
Selling and Administrative Expenses
Selling and administrative expenses represent costs incurred by the Company in generating revenues and managing the business and include market research, commissions and certain administrative expenses. Administrative expenses include salary, benefits, incentive compensation, professional fees and services and other operating costs associated with the Company’s non-manufacturing, non-research and development staff, facilities and equipment, and all software and licensing fees.
Advertising and Research and Development Costs
The Company expenses advertising and research and development costs in the period incurred.
Income Taxes
The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to differences between financial statement amounts and their respective tax basis. Management reviews the Company’s deferred tax assets to determine whether their value can be realized based upon available evidence. A valuation allowance is established when management believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s income tax provision in the period of change. In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet certain recognition thresholds or measurement standards. Amounts for uncertain tax positions are adjusted in quarters when new information becomes available or when positions are effectively settled.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Per U.S. GAAP, foreign withholding taxes are provided on unremitted foreign earnings that are not indefinitely reinvested at the time the earnings are generated. The Company regularly reviews and assesses whether there are any changes to its indefinite reinvestment assertion. Through the second quarter of fiscal year 2018, the Company had determined that the undistributed earnings of a number of its foreign subsidiaries were indefinitely reinvested. In December 2017, The Tax Cuts and Jobs Act (the Tax Act) was passed into law, which significantly reduced the cost of U.S. repatriation. In the third quarter of fiscal year 2018, the Company concluded an analysis wherein it determined that none of the undistributed earnings of its foreign subsidiaries were indefinitely reinvested. As a result, the Company is providing foreign withholding taxes on the undistributed earnings of all foreign subsidiaries where applicable.
Foreign Currency Transactions and Translation
Local currencies are the functional currencies for substantially all of the Company’s foreign operations. When the transactional currency is different than the functional currency, transaction gains and losses are included as a component of Other (income) expense, net. In addition, certain assets and liabilities denominated in currencies different than a foreign subsidiary’s functional currency are reported on the subsidiary’s books in its functional currency, with the impact from exchange rate differences recorded in Other (income) expense, net. Assets and liabilities of foreign operations are translated into U.S. dollars using the exchange rates in effect at the balance sheet date, while income and expenses are translated at the average monthly exchange rates during the year.
Gains and losses on foreign currency translations are reported as a component of Other comprehensive income (loss). The income tax effect of currency translation adjustments is recorded as a component of deferred taxes with an offset to Other comprehensive income (loss) where appropriate.
Derivative Instruments
The Company’s use of derivative instruments, principally swaps, futures and forward contracts, is limited to non-trading purposes and is designed to partially manage exposure to changes in commodity prices, interest rates and foreign currencies. The Company’s contracts are hedges for transactions with notional amounts and periods consistent with the related exposures and do not constitute investments independent of these exposures.
The changes in the fair value (i.e., gains or losses) of a derivative instrument are recorded as either assets or liabilities in the consolidated balance sheets with an offset to net earnings or Other comprehensive income (loss) depending on whether, for accounting purposes, it has been designated and qualifies as an accounting hedge and, if so, on the type of hedging relationship. The criteria used to determine if hedge accounting treatment is appropriate are: (a) formal designation and documentation of the hedging relationship, the risk management objective and hedging strategy at hedge inception; (b) eligibility of hedged items, transactions and corresponding hedging instrument; and (c) effectiveness of the hedging relationship both at inception of the hedge and on an ongoing basis in achieving the hedging objectives. For those derivative instruments designated and qualifying as hedging instruments, the Company must designate the hedging instrument either as a fair value hedge or as a cash flow hedge. The Company designates its commodity forward and future contracts for forecasted purchases of raw materials, interest rate forward contracts for forecasted interest payments, and foreign currency forward contracts for forecasted purchases of inventory as cash flow hedges. During the fiscal years ended June 30, 2018, 2017 and 2016, the Company had no hedging instruments designated as fair value hedges.
For derivative instruments designated and qualifying as cash flow hedges, the effective portion of gains or losses is reported as a component of Other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. From time to time, the Company may have contracts not designated as hedges for accounting purposes, for which it recognizes changes in the fair value in the consolidated statement of earnings in the current period. Cash flows from hedging activities are classified as operating activities in the consolidated statements of cash flows.
Recently Issued Accounting Standards
Recently Issued Accounting Standards Not Yet Adopted
In February 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2018-02, “Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income,” which amends its guidance to allow a reclassification from Accumulated Other Comprehensive Income to Retained Earnings for the stranded income tax effects resulting from The Tax Act. The amendments are effective for the Company beginning in the first quarter of fiscal year 2020, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this guidance will potentially have on its consolidated financial statements.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In August 2017, the FASB issued ASU No. 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities,” which amends the hedge accounting recognition and presentation requirements to better align an entity’s risk management activities with its financial reporting. This standard also simplifies the application of hedge accounting in certain situations. The new guidance is effective for the Company beginning in the first quarter of fiscal year 2020, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this guidance will have on its consolidated financial statements.

In March 2017, the FASB issued ASU No. 2017-07, “Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which requires presenting the service cost component of net periodic benefit cost in the same income statement line items as other employee compensation costs arising from services rendered during the period. This standard also requires that other components of the net periodic benefit cost be presented separately from the line item(s) that includes service costs and outside of any subtotal of operating income, if one is presented, on a retrospective basis. This new guidance will be adopted in the first quarter of fiscal year 2019 and will not have a material impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment,” which eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. The new guidance is effective for the Company beginning in the first quarter of fiscal year 2021, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this guidance will have on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” which requires lessees to recognize a right-of-use asset and a lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation will depend on the classification of a lease as either a finance or an operating lease. ASU 2016-02 also requires expanded disclosures about leasing arrangements. The new guidance is effective for the Company beginning in the first quarter of fiscal year 2020, with early adoption permitted. The Company has initiated its plan for the adoption and implementation of this new accounting standard, including assessing its lease arrangements and implementing software to meet the reporting and disclosure requirements of this standard. Additionally, the Company is in the process of identifying changes to its business processes and controls to support the adoption and is currently evaluating the impact that the adoption of this guidance will have on its consolidated financial statements. Refer to Note 12 for the future minimum annual lease payments required under the Company's existing non-cancelable operating and capital lease agreements as of June 30, 2018.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” which replaces most of the existing U.S. GAAP revenue recognition guidance and is intended to improve and converge with international standards on the financial reporting requirements for revenue from contracts with customers. The core principle of ASU 2014-09 is that an entity should recognize revenue for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. ASU 2014-09 also requires additional disclosures about the nature, timing and uncertainty of revenue and cash flows arising from contracts with customers, including information about significant judgments and changes in judgments.

The Company’s revenue is primarily generated from the sale of finished products to customers. Those sales predominantly contain a single delivery element and revenue is recognized at a single point in time when ownership, risks and rewards transfer. This guidance will be adopted in the first quarter of fiscal year 2019 on a modified retrospective basis and will not have a material impact in future periods on its annual consolidated financial statements. However, there will be an impact on the Company’s financial results in interim periods due to the timing of recognition for certain trade promotion spending. The Company is implementing changes to its accounting policies, business processes, systems and controls to align with the new revenue recognition guidance and disclosure requirements.

Recently Adopted Accounting Standards

In March 2018, the FASB issued ASU No. 2018-05, “Income Taxes (Topic 740)-Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118,” which amends its guidance to address the initial accounting for the income tax effects of the Tax Act, which was enacted on December 22, 2017 (enactment date). This new guidance allows reasonable estimates of income tax effects to be reported as provisional amounts during the measurement period, which is one year from the enactment date, when the necessary information is not available, prepared, or analyzed in sufficient detail to complete the accounting. The amendments also added specific disclosure requirements. The Company has adopted this new guidance. The Company recorded $81 of provisional benefits in the second quarter of fiscal year 2018. Refer to Note 17 for more information.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In March 2016, the FASB issued ASU No. 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” which simplifies several aspects of the accounting for share-based payment transactions, including requiring excess tax benefits and tax deficiencies to be recognized as income tax benefits or expenses in the consolidated statement of earnings. Additionally, the standard requires cash flows from excess tax benefits and deficiencies, previously classified as a financing activity, to be classified as an operating activity in the consolidated statement of cash flows. The Company adopted this guidance in the first quarter of fiscal year 2017. Excess tax benefits of $22 were recognized in the consolidated statement of earnings and classified as an operating activity in the consolidated statement of cash flows during the year ended June 30, 2017. The prior period consolidated statement of cash flows has not been adjusted as permitted. The guidance allows for a policy election to account for forfeitures as they occur rather than on an estimated basis. The Company did not make this election and will continue to account for forfeitures on an estimated basis.

NOTE 2. DISCONTINUED OPERATIONS
On September 22, 2014, Clorox Venezuela announced that it was discontinuing its operations, effective immediately, and seeking to sell its assets. Since fiscal year 2012, Clorox Venezuela was required to sell more than two thirds of its products at prices frozen by the Venezuelan government. During this same period, Clorox Venezuela experienced successive years of hyperinflation resulting in significant sustained increases in its input costs, including packaging, raw materials, transportation and wages. As a result, Clorox Venezuela had been selling its products at a loss, resulting in ongoing operating losses. Clorox Venezuela repeatedly met with government authorities in an effort to help them understand the rapidly declining state of the business, including the need for immediate, significant and ongoing price increases and other critical remedial actions to address these adverse impacts. Based on the Venezuelan government’s representations, Clorox Venezuela had expected significant price increases would be forthcoming much earlier; however, the price increases subsequently approved were insufficient and would have caused Clorox Venezuela to continue operating at a significant loss into the foreseeable future. As such, Clorox Venezuela was no longer financially viable and was forced to discontinue its operations.
On September 26, 2014, the Company reported that Venezuelan Vice President Jorge Arreaza announced, with endorsement by President Nicolás Maduro, that the Venezuelan government had occupied the Santa Lucía and Guacara production facilities of Clorox Venezuela. On November 6, 2014, the Company reported that the Venezuelan government had published a resolution granting a government-sponsored Special Administrative Board full authority to restart and operate the business of Clorox Venezuela, thereby reaffirming the government's expropriation of Clorox Venezuela’s assets. Further, President Nicolás Maduro announced the government's intention to facilitate the resumed production of bleach and other cleaning products at Clorox Venezuela plants. He also announced his approval of a financial credit to invest in raw materials and production at the plants. These actions by the Venezuelan government were taken without the consent or involvement of Clorox Venezuela, its parent Clorox Spain S.L. (Clorox Spain) or any of their affiliates. Clorox Venezuela, Clorox Spain and their affiliates reserved their rights under all applicable laws and treaties.
With this exit, the financial results of Clorox Venezuela are reflected as discontinued operations in the Company’s consolidated financial statements. The results of Clorox Venezuela had historically been part of the International reportable segment.
There were no net sales for each of the fiscal years ended June 30, 2018, 2017 and 2016, and losses from discontinued operations, net of tax were insignificant for these same periods.

NOTE 3. BUSINESSES ACQUIRED
Nutranext Acquisition
On April 2, 2018, the Company acquired 100 percent of Nutranext, a health and wellness company based in Sunrise, Florida. Nutranext manufactures and markets leading dietary supplement brands in the retail and e-commerce channels as well as in its direct-to-consumer business. The purchase of the business reflects the Company's strategy to acquire leading brands in fast-growing categories with attractive gross margins and a focus on health and wellness.
The total consideration paid of $681, which included post-closing working capital and other adjustments, was initially funded through commercial paper borrowings and subsequently repaid using a combination of long-term debt financing and cash repatriated from foreign subsidiaries. The assets and liabilities of Nutranext were recorded at their respective estimated fair value as of the acquisition date using generally accepted accounting principles for business combinations. The excess of the purchase price over the fair value of the net identifiable assets acquired has been allocated to goodwill in the Lifestyle and Household reportable segments of $309 and $102, respectively. The goodwill of $411 is primarily attributable to the synergies, including those with the digestive health business, expected to arise after the acquisition and reflects the value of further expanding the Company’s portfolio into the health and wellness arena. Of the total goodwill, $363 is expected to be deductible for tax purposes.
The following table summarizes the estimated fair value of Nutranext's assets acquired and liabilities assumed and the related deferred income taxes as of the acquisition date. Due to the timing of the acquisition, the fair value of the assets acquired and liabilities assumed are based on a preliminary valuation and the Company’s estimates and assumptions are subject to change within the measurement period. The primary areas of the purchase price that are not yet finalized are related to goodwill and income taxes. The weighted-average estimated useful life of intangible assets subject to amortization is 15 years.

Nutranext
Goodwill ($309 in Lifestyle reportable segment and $102 in Household reportable segment)	$411
Trademarks	143
Customer relationships	75
Property, plant and equipment	49
Working capital, net	23
Deferred income taxes	(20)
Consideration paid	$681
Effective April 2, 2018, Nutranext was consolidated into the Company's results of operations. Results for Nutranext's global business are reflected in the Lifestyle reportable segment. Included in the Company's results for fiscal year 2018 was $53 of Nutranext's global net sales.
Pro forma results reflecting the acquisition were not presented because the acquisition did not meet the threshold requirements for additional disclosure.

NOTE 3. BUSINESSES ACQUIRED (continued)

RenewLife Acquisition
On May 2, 2016, the Company acquired 100 percent of ReNew Life Holdings Corporation (RenewLife), a leading brand in digestive health. The amount paid of $290 was funded through commercial paper borrowings. The purchase of the RenewLife business reflects the Company’s strategy to acquire leading brands with attractive margins in growth categories and a focus on health and wellness. Results for RenewLife's U.S. business are reflected in the Household reportable segment and results for RenewLife's international business are reflected in the International reportable segment.
The purchase price allocation was finalized during the third quarter of fiscal year 2017. The following table summarizes the final purchase price allocation for the fair value of RenewLife’s assets acquired and liabilities assumed and related deferred income taxes.

RenewLife
Goodwill	$137
Trademarks	134
Customer relationships	36
Property, plant and equipment	3
Working capital, net	40
Deferred income taxes	(60)
Consideration paid	$290

NOTE 4. INVENTORIES
Inventories consisted of the following as of June 30:

	2018	2017
Finished goods	$395	$363
Raw materials and packaging	129	119
Work in process	9	3
LIFO allowances	(27)	(26)
Total	$506	$459
The last-in, first-out (LIFO) method was used to value approximately 38% and 37% of inventories as of June 30, 2018 and 2017, respectively. The carrying values for all other inventories are determined on the first-in, first-out (FIFO) method. The effect on earnings of the liquidation of LIFO layers was insignificant for each of the fiscal years ended June 30, 2018, 2017 and 2016.

NOTE 5. PROPERTY, PLANT AND EQUIPMENT, NET
The components of property, plant and equipment, net, consisted of the following as of June 30:

	2018	2017
Machinery and equipment	$1,808	$1,696
Buildings	574	524
Capitalized software costs	375	371
Land and improvements	131	116
Construction in progress	77	130
Computer equipment	92	95
Total	3,057	2,932
Less: Accumulated depreciation and amortization	(2,061)	(2,001)
Property, plant and equipment, net	$996	$931
Included in Machinery and equipment above was $13 of capital leases as of June 30, 2018 and 2017. Accumulated depreciation for assets under capital leases was $10 and $8 as of June 30, 2018 and 2017, respectively.
Included in Land and improvements above was $2 and $3 of asset retirement obligations as of June 30, 2018 and 2017, respectively, for leased properties. There were no asset retirement obligations recorded in fiscal year 2018 and 2017.
Depreciation and amortization expense related to property, plant and equipment, net, was $156, $153 and $157 in fiscal years 2018, 2017 and 2016, respectively, which includes depreciation of assets under capital leases. This also includes amortization of capitalized software of $11, $15 and $16 in fiscal years 2018, 2017 and 2016, respectively.
During the second quarter of fiscal year 2017, the Company recognized a $21 non-cash charge, within the Cleaning reportable segment, related to impairing certain assets of the subsequently divested Aplicare business. The asset impairment charge primarily related to writing down Property, plant and equipment to fair value in connection with an updated valuation of the Aplicare business.
Non-cash capital expenditures were $2, $2 and $10 in fiscal years 2018, 2017 and 2016, respectively.

NOTE 6. GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS
The changes in the carrying amount of goodwill by reportable segment for the fiscal years ended June 30, 2018 and 2017 were as follows:

	Goodwill
	Cleaning	Household	Lifestyle	International	Total
Balance June 30, 2016	$323	$207	$244	$423	$1,197
Effect of foreign currency translation	—	—	—	(1)	(1)
Balance June 30, 2017	$323	$207	$244	$422	$1,196
Acquisition	—	102	309	—	411
Effect of foreign currency translation	—	—	—	(5)	(5)
Balance June 30, 2018	$323	$309	$553	$417	$1,602
The changes in the carrying amount of trademarks and other intangible assets for the fiscal years ended June 30 were as follows:

	As of June 30, 2018			As of June 30, 2017
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Trademarks not subject to amortization	$778	$—	$778	$645	$—	$645
Trademarks subject to amortization	41	24	17	32	23	9
Other intangible assets	430	296	134	358	290	68
Total	$1,249	$320	$929	$1,035	$313	$722
Finite-lived intangible assets are amortized over their estimated useful lives, which range from 2 to 30 years. Amortization expense relating to the Company’s intangible assets was $10, $10 and $8 for the years ended June 30, 2018, 2017 and 2016, respectively. Estimated amortization expense for these intangible assets is $14, $13, $12, $11 and $12 for fiscal years 2019, 2020, 2021, 2022 and 2023, respectively.
NOTE 7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
Accounts payable and accrued liabilities consisted of the following as of June 30:

	2018	2017
Accounts payable	$507	$501
Compensation and employee benefit costs	154	162
Trade and sales promotion	91	117
Dividends	129	116
Other	120	109
Total	$1,001	$1,005

NOTE 8. DEBT
Short-term borrowings
Notes and loans payable, which mature in less than one year, included the following as of June 30:

	2018	2017
Commercial paper	$199	$403
Foreign borrowings	—	1
Total	$199	$404
The weighted average interest rates incurred on average outstanding notes and loans payable during the fiscal years ended June 30, 2018, 2017 and 2016, including fees associated with the Company’s undrawn revolving credit facility, were 2.10%, 1.21% and 1.10%, respectively. The weighted average effective interest rates on commercial paper balances as of June 30, 2018 and 2017 were 2.31% and 1.33%, respectively.
Long-term borrowings
Long-term debt, carried at face value net of unamortized discounts, premiums and debt issuance costs, included the following as of June 30:

	2018	2017
Senior unsecured notes and debentures:
5.95%, $400 due October 2017	$—	$400
3.80%, $300 due November 2021	298	298
3.05%, $600 due September 2022	597	596
3.50%, $500 due December 2024	497	497
3.10%, $400 due October 2027	397	—
3.90%, $500 due May 2028	495	—
Total	2,284	1,791
Less: Current maturities of long-term debt	—	(400)
Long-term debt	$2,284	$1,391

The weighted average interest rates incurred on average outstanding long-term debt during the fiscal years ended June 30, 2018, 2017 and 2016, were 3.94%, 4.41% and 4.37%, respectively. The weighted average effective interest rates on long-term debt balances as of June 30, 2018 and 2017 were 3.81% and 4.41%.
Long-term debt maturities as of June 30, 2018, are $0, $0, $0, $300, $600, and $1,400 in fiscal years 2019, 2020, 2021, 2022, 2023, and thereafter, respectively.
In May 2018, the Company issued $500 of senior notes with an annual fixed interest rate of 3.90% and a maturity date of May 15, 2028 and used the proceeds to repay a portion of the outstanding commercial paper, including amounts raised in connection with the Nutranext acquisition. Interest on the notes is payable semi-annually in May and November. The notes carry an effective interest rate of 4.02%, which includes the impact of amortizing debt issuance costs and the loss on the related interest rate forward contracts over the life of the notes (See Note 10). The notes rank equally with all of the Company's existing senior indebtedness.

In September 2017, the Company issued $400 of senior notes with an annual fixed interest rate of 3.10% and a maturity date of October 1, 2027, and used the proceeds to repay $400 of senior notes with an annual fixed interest rate of 5.95% that became due in October 2017. Interest on the September 2017 senior notes is payable semi-annually in April and October. The notes carry an effective interest rate of 3.13%, which includes the impact of amortizing debt issuance costs and the gain on the related interest rate forward contracts over the life of the notes (See Note 10). The notes rank equally with all of the Company's existing senior indebtedness.
In November 2015, $300 of the Company’s senior notes with an annual fixed interest rate of 3.55% became due and were repaid using commercial paper borrowings and cash on hand.

NOTE 8. DEBT (Continued)

Credit arrangements
The Company’s borrowing capacity under other financing arrangements as of June 30 was as follows:

	2018	2017
Revolving credit facility	$1,100	$1,100
Foreign and other credit lines	37	29
Total	$1,137	$1,129

In March 2018, the Company entered into a $250 revolving credit agreement that was subsequently terminated in May 2018. No termination fees or penalties were incurred in connection with this credit agreement termination.

In February 2017, the Company entered into a new $1,100 revolving credit agreement (the Credit Agreement) that matures in February 2022. The Credit Agreement replaced a prior $1,100 revolving credit agreement in place since October 2014. No termination fees or penalties were incurred in connection with the Company's debt modification.

There were no borrowings under the Credit Agreement as of June 30, 2018 and 2017, and the Company believes that borrowings under the Credit Agreement are and will continue to be available for general business purposes. The Credit Agreement includes certain restrictive covenants and limitations, with which the Company was in compliance as of June 30, 2018.
Of the $37 of foreign and other credit lines as of June 30, 2018, $3 was outstanding and the remainder of $34 was available for borrowing. Of the $29 of foreign and other credit lines as of June 30, 2017, $5 was outstanding and the remainder of $24 was available for borrowing.
NOTE 9. OTHER LIABILITIES
Other liabilities consisted of the following as of June 30:

	2018	2017
Venture agreement terminal obligation, net	$341	$317
Employee benefit obligations	283	298
Taxes	52	42
Other	102	113
Total	$778	$770
Venture Agreement
The Company has an agreement with The Procter & Gamble Company (P&G) for the Company’s Glad® bags, wraps and containers business. In connection with this agreement, P&G provides research and development (R&D) support to the Glad® business. As of June 30, 2018 and 2017, P&G had a 20% interest in the venture. The Company pays a royalty to P&G for its interest in the profits, losses and cash flows, as contractually defined, of the Glad® business, which is included in Cost of products sold. In December 2017, the Company and P&G extended the term of the agreement and the related R&D support provided by P&G. The term will now expire in January 2026, unless the parties agree, on or prior to January 31, 2025, to further extend the term of the agreement for another seven years or agree to take some other relevant action. The agreement can be terminated under certain circumstances, including at P&G’s option upon a change in control of the Company or, at either party’s option, upon the sale of the Glad® business by the Company.
Upon termination of the agreement, the Company is required to purchase P&G’s 20% interest for cash at fair value as established by predetermined valuation procedures. As of June 30, 2018, the estimated fair value of P&G’s interest was $631, of which $341 has been recognized and is reflected in Other liabilities as noted in the table above. The difference between the estimated fair value and the amount recognized, and any future changes in the fair value of P&G’s interest, is charged to Cost of products sold in accordance with the effective interest method over the remaining life of the agreement. Following termination, the Glad® business will retain the exclusive core intellectual property licenses contributed by P&G on a royalty-free basis for the licensed products marketed.

NOTE 9. OTHER LIABILITIES (Continued)

Deferred Gain on Sale-leaseback Transaction
In December 2012, the Company completed a sale-leaseback transaction under which it sold its general office building in Oakland, California to an unrelated third party for net proceeds of $108 and entered into a 15-year operating lease agreement with renewal options with the buyer for a portion of the building. The Company deferred recognition of the portion of the total gain on the sale that was equivalent to the present value of the lease payments and will continue to amortize such amount to earnings ratably over the lease term. As of June 30, 2018 and 2017, the long-term portion of the deferred gain of $29 and $33, respectively, was included in Other as noted in the table above.
NOTE 10. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS
Financial Risk Management and Derivative Instruments
The Company is exposed to certain commodity, foreign currency and interest rate risks related to its ongoing business operations and uses derivative instruments to mitigate its exposure to these risks.
Commodity Price Risk Management
The Company may use commodity exchange traded futures and over-the-counter swap contracts, which are generally no longer than 2 years, to fix the price of a portion of its forecasted raw material requirements. Commodity purchase contracts are measured at fair value using market quotations obtained from commodity derivative dealers.
As of June 30, 2018, the notional amount of commodity derivatives was $34, of which $10 related to jet fuel swaps used for the charcoal business and $24 related to soybean oil futures used for the food business. As of June 30, 2017, the notional amount of commodity derivatives was $26, of which $14 related to jet fuel swaps and $12 related to soybean oil futures.
Foreign Currency Risk Management
The Company may also enter into certain over-the-counter derivative contracts to manage a portion of the Company’s forecasted foreign currency exposure associated with the purchase of inventory. These foreign currency contracts generally have durations of no longer than 2 years. The foreign exchange contracts are measured at fair value using information quoted by foreign exchange dealers.
The notional amounts of outstanding foreign currency forward contracts used by the Company’s subsidiaries to hedge forecasted purchases of inventory were $50 and $49, respectively, as of June 30, 2018 and 2017.
Interest Rate Risk Management
The Company may enter into over-the-counter interest rate forward contracts to fix a portion of the benchmark interest rate prior to the anticipated issuance of fixed rate debt or to manage the Company’s level of fixed and floating rate debt. These interest rate forward contracts generally have durations of less than 12 months. The interest rate contracts are measured at fair value using information quoted by U.S. government bond dealers.
During fiscal year 2018, the Company entered into, and subsequently terminated, interest rate forward contracts related to the September 2017 issuance of $400 in senior notes and the May 2018 issuance of $500 in senior notes (See Note 8). These contracts resulted in insignificant gains and losses to Accumulated other comprehensive net (losses) income on the consolidated balance sheets, which are being amortized into Interest expense on the consolidated statement of earnings over the 10-year term of each of the notes.
The Company had no outstanding interest rate forward contracts as of June 30, 2018 and 2017.

NOTE 10. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

Commodity, Foreign Exchange and Interest Rate Derivatives
The Company designates its commodity forward and future contracts for forecasted purchases of raw materials, foreign currency forward contracts for forecasted purchases of inventory, and interest rate forward contracts for forecasted interest payments as cash flow hedges.
The effects of derivative instruments designated as hedging instruments on Other comprehensive income and Net earnings were as follows during the fiscal years ended June 30:

	Gains (losses) recognized in Other comprehensive income
	2018	2017	2016
Commodity purchase derivative contracts	$4	$(3)	$(4)
Foreign exchange derivative contracts	2	(1)	(3)
Interest rate derivative contracts	2	—	—
Total	$8	$(4)	$(7)

	Gains (losses) reclassified from Accumulated other comprehensive net (losses) income and recognized in Net earnings
	2018	2017	2016
Commodity purchase derivative contracts	$1	$(2)	$(13)
Foreign exchange derivative contracts	(1)	(3)	1
Interest rate derivative contracts	(6)	(6)	(6)
Total	$(6)	$(11)	$(18)

The gains (losses) reclassified from Accumulated other comprehensive net losses and recognized in Net earnings during the fiscal years ended June 30, 2018, 2017 and 2016, for commodity purchase and foreign exchange derivative contracts were included in Cost of products sold, and for interest rate derivative contracts were included in Interest expense.
The estimated amount of the existing net gain (loss) in Accumulated other comprehensive net (losses) income as of June 30, 2018, which is expected to be reclassified into Net earnings within the next twelve months, is $(3). Gains and losses on derivative instruments representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in Net earnings. During each of the fiscal years ended June 30, 2018, 2017 and 2016, hedge ineffectiveness was not significant.
Counterparty Risk Management and Derivative Contract Requirements
The Company utilizes a variety of financial institutions as counterparties for over-the counter derivative instruments. The Company enters into agreements governing the use of over-the-counter derivative instruments and sets internal limits on the aggregate over-the-counter derivative instrument positions held with each counterparty. Certain terms of these agreements require the Company or the counterparty to post collateral when the fair value of the derivative instruments exceeds contractually defined counterparty liability position limits. Of the over-the-counter derivative instruments in liability positions held as of June 30, 2018 and 2017, $0 and $1, respectively, contained such terms. As of both June 30, 2018 and 2017, neither the Company nor any counterparty was required to post any collateral as no counterparty liability position limits were exceeded.
Certain terms of the agreements governing the Company’s over-the-counter derivative instruments require the credit ratings, as assigned by Standard & Poor’s and Moody’s to the Company and its counterparties, to remain at a level equal to or better than the minimum of an investment grade credit rating. If the Company’s credit ratings were to fall below investment grade, the counterparties to the derivative instruments could request full collateralization on derivative instruments in net liability positions. As of both June 30, 2018 and 2017, the Company and each of its counterparties had been assigned investment grade ratings by both Standard & Poor’s and Moody’s.

NOTE 10. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

Certain of the Company’s exchange-traded futures contracts used for commodity price risk management include requirements for the Company to post collateral in the form of a cash margin account held by the Company’s broker for trades conducted on that exchange. As of June 30, 2018 and 2017, the Company maintained cash margin balances related to exchange-traded futures contracts of $2 and $1, respectively, which are classified as Prepaid expenses and other current assets on the consolidated balance sheets.
Trust Assets
The Company has held interests in mutual funds and cash equivalents as part of trust assets related to its nonqualified deferred compensation plans. The participants in the nonqualified deferred compensation plans, who are the Company’s current and former employees, may select among certain mutual funds in which their compensation deferrals are invested in accordance with the terms of the plan and within the confines of the trusts, which hold the marketable securities. The trusts represent variable interest entities for which the Company is considered the primary beneficiary, and therefore, trust assets are consolidated and included in Other assets in the consolidated balance sheets. The interests in mutual funds are measured at fair value using quoted market prices. The Company has designated these marketable securities as trading investments.
As of June 30, 2018, the value of the trust assets related to the Company’s nonqualified deferred compensation plans increased by $14 as compared to June 30, 2017, primarily due to current year employees’ contributions to these plans.
Fair Value of Financial Instruments
Financial assets and liabilities measured at fair value on a recurring basis in the consolidated balance sheets are required to be classified and disclosed in one of the following three categories of the fair value hierarchy:
Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs reflecting the reporting entity’s own assumptions.
As of June 30, 2018 and 2017, the Company’s financial assets and liabilities that were measured at fair value on a recurring basis during the period included derivative financial instruments, which were classified as either Level 1 or Level 2, and trust assets to fund the Company’s nonqualified deferred compensation plans, which were classified as Level 1.

NOTE 10. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

The following table summarizes the fair value of Company’s assets and liabilities for which disclosure of fair value is required as of June 30:

			2018		2017
Assets	Balance sheet classification	Fair value hierarchy level	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Investments including money market funds	Cash and cash equivalents (a)	1	$24	$24	$221	$221
Time deposits	Cash and cash equivalents (a)	2	23	23	115	115
Commodity purchase swaps contracts	Prepaid expenses and other current assets	2	3	3	1	1
Foreign exchange forward contracts	Prepaid expenses and other current assets	2	2	2	—	—
Trust assets for nonqualified deferred compensation plans	Other assets	1	86	86	72	72
			$138	$138	$409	$409
Liabilities
Notes and loans payable	Notes and loans payable (b)	2	$199	$199	$404	$404
Commodity purchase futures contracts	Accounts payable and accrued liabilities	1	1	1	—	—
Commodity purchase swaps contracts	Accounts payable and accrued liabilities	2	—	—	1	1
Foreign exchange forward contracts	Accounts payable and accrued liabilities	2	—	—	1	1
Current maturities of long-term debt and Long-term debt	Current maturities of long- term debt and Long-term debt (c)	2	2,284	2,269	1,791	1,855
			$2,484	$2,469	$2,197	$2,261

(a)
Cash and cash equivalents are composed of time deposits and other interest-bearing investments, including money market funds with original maturity dates of 90 days or less. Cash and cash equivalents are recorded at cost, which approximates fair value.

(b)	Notes and loan payable is composed of U.S. commercial paper and/or other similar short-term debts issued by non-U.S. subsidiaries, all of which are recorded at cost, which approximates fair value.

(c)
Current maturities of long-term debt and Long-term debt are recorded at cost. The fair value of Long-term debt, including current maturities, was determined using secondary market prices quoted by corporate bond dealers, and is classified as Level 2.

NOTE 11. OTHER CONTINGENCIES AND GUARANTEES
Contingencies
The Company is involved in certain environmental matters, including response actions at various locations. The Company had recorded liabilities totaling $28 as of June 30, 2018 and 2017, for its share of aggregate future remediation costs related to these matters.
One matter, which accounted for $14 of the recorded liability as of June 30, 2018 and 2017, relates to environmental costs associated with one of the Company’s former operations at a site located in Alameda County, California. In November 2016, at the request of regulators and with the assistance of environmental consultants, the Company submitted a Feasibility Study that evaluated various options for managing the site and included estimates of the related costs. As a result, the Company recorded in Other (income) expense, net an undiscounted liability for costs estimated to be incurred over a 30-year period, based on the option recommended in the Feasibility Study. However, as a result of ongoing discussions with regulators, in June 2017 the Company increased its recorded liability to $14, which reflects anticipated costs to implement additional remediation measures at the site. While the Company believes its latest estimate is reasonable, regulators could require the Company to implement one of the other options evaluated in the Feasibility Study, with estimated undiscounted costs of up to $28 over an estimated 30-year period, or require the Company to take other actions and incur costs not included in the study.
Another matter in Dickinson County, Michigan, at the site of one of the Company’s former operations for which the Company is jointly and severally liable, accounted for $12 of the recorded liability as of June 30, 2018 and 2017. This amount reflects the Company’s agreement to be liable for 24.3% of the aggregate remediation and associated costs for this matter pursuant to a cost-sharing arrangement with a third party. With the assistance of environmental consultants, the Company maintains an undiscounted liability representing its current best estimate of its share of the capital expenditures, maintenance and other costs that may be incurred over an estimated 30-year remediation period. Although it is reasonably possible that the Company’s exposure may exceed the amount recorded for the Dickinson County matter, any amount of such additional exposures, or range of exposures, is not estimable at this time. The Company’s estimated losses related to these matters are sensitive to a variety of uncertain factors, including the efficacy of any remediation efforts, changes in any remediation requirements, and the future availability of alternative clean-up technologies.
The Company is subject to various legal proceedings, claims and other loss contingencies, including, without limitation, loss contingencies relating to contractual arrangements, product liability, patents and trademarks, advertising, labor and employment, environmental, health and safety and other matters. With respect to these proceedings, claims and other loss contingencies, while considerable uncertainty exists, in the opinion of management at this time, the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, either individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.
Guarantees
In conjunction with divestitures and other transactions, the Company may provide typical indemnifications (e.g., indemnifications for representations and warranties and retention of previously existing environmental, tax and employee liabilities) that have terms that vary in duration and in the potential amount of the total obligation and, in many circumstances, are not explicitly defined. The Company has not made, nor does it believe that it is probable that it will make, any material payments relating to its indemnifications, and believes that any reasonably possible payments would not have a material adverse effect, either individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.
The Company had not recorded any material liabilities on the aforementioned guarantees as of June 30, 2018 and 2017.
The Company was a party to letters of credit of $9 and $10 as of June 30, 2018 and 2017, respectively, primarily related to one of its insurance carriers, of which $0 had been drawn upon.

NOTE 12. LEASES AND OTHER COMMITMENTS
The Company leases various property, plant, and equipment, including office, warehousing, manufacturing and research and development facilities, in addition to certain manufacturing and information technology equipment. The Company expects that, in the normal course of business, existing contracts will be renewed or replaced by other leases. Rental expense for all operating leases was $86, $84 and $77 in fiscal years 2018, 2017 and 2016, respectively.
The future minimum annual lease payments required under the Company’s existing non-cancelable operating and capital lease agreements as of June 30, 2018, were as follows:

Year	Operating leases	Capital leases
2019	$56	$1
2020	51	—
2021	46	—
2022	36	—
2023	33	—
Thereafter	108	—
Total	$330	$1
The Company is also a party to certain purchase obligations, which are defined as purchase agreements that are enforceable and legally binding and that contain specified or determinable significant terms, including quantity, price and the approximate timing of the transaction. Examples of the Company’s purchase obligations include contracts to purchase raw materials, commitments to contract manufacturers, commitments for information technology and related services, advertising contracts, capital expenditure agreements, software acquisition and license commitments and service contracts. The Company enters into purchase obligations based on expectations of future business needs. For purchase obligations subject to variable price and/or quantity provisions, an estimate of the price and/or quantity has been made. Many of these purchase obligations are short term in nature and are flexible to allow for changes in the Company’s business and related requirements. As of June 30, 2018, the Company’s purchase obligations were as follows:

Year	Purchase Obligations
2019	$169
2020	55
2021	32
2022	20
2023	15
Thereafter	13
Total	$304

NOTE 13. STOCKHOLDERS’ EQUITY
In May 2018, the Board of Directors authorized the Company to repurchase up to $2,000 in shares of common stock on the open market, which replaced the prior open-market purchase program with an authorized aggregate purchase amount of up to $750.
As of June 30, 2018, the Company had two stock repurchase programs: an open-market purchase program with an authorized aggregate purchase amount of up to $2,000, which has no expiration date, and a program to offset the anticipated impact of dilution related to stock-based awards (the Evergreen Program), which has no authorization limit on the dollar amount and no expiration date.
Stock repurchases under the two stock repurchase programs were as follows during the fiscal years ended June 30:

	2018		2017		2016
	Amount	Shares (in thousands)	Amount	Shares (in thousands)	Amount	Shares (in thousands)
Open-market purchase program	$95	749	$—	—	$—	—
Evergreen Program	177	1,422	189	1,505	254	2,151
Dividends per share declared and paid, respectively, during the fiscal years ended June 30 were as follows:

	2018	2017	2016
Dividends per share declared	$3.60	$3.24	$3.11
Dividends per share paid	3.48	3.20	3.08

NOTE 13. STOCKHOLDERS' EQUITY (continued)

Accumulated Other Comprehensive Net (Losses) Income
Changes in Accumulated other comprehensive net (losses) income by component were as follows for the fiscal years ended June 30:

	Foreign currency translation adjustments	Net unrealized gains (losses) on derivatives	Pension and postretirement benefit adjustments	Accumulated other comprehensive (losses) income
Balance June 30, 2015	$(300)	$(53)	$(149)	$(502)
Other comprehensive income (loss) before reclassifications	(43)	(7)	(38)	(88)
Amounts reclassified from Accumulated other comprehensive net losses	—	18	—	18
Income tax benefit (expense)	(10)	(2)	14	2
Net current period other comprehensive income (loss)	(53)	9	(24)	(68)
Balance June 30, 2016	(353)	(44)	(173)	(570)
Other comprehensive income (loss) before reclassifications	(3)	(4)	27	20
Amounts reclassified from Accumulated other comprehensive net losses	—	11	9	20
Income tax benefit (expense)	—	—	(13)	(13)
Net current period other comprehensive income (loss)	(3)	7	23	27
Balance June 30, 2017	(356)	(37)	(150)	(543)
Other comprehensive income (loss) before reclassifications	(20)	8	11	(1)
Amounts reclassified from Accumulated other comprehensive net losses	—	6	8	14
Income tax benefit (expense)	(8)	(2)	(7)	(17)
Net current period other comprehensive income (loss)	(28)	12	12	(4)
Balance June 30, 2018	$(384)	$(25)	$(138)	$(547)

Included in foreign currency adjustments are re-measurement losses on long-term intercompany loans where settlement is not planned or anticipated in the foreseeable future. For the fiscal years ended June 30, 2018, 2017 and 2016, Other comprehensive losses on these loans totaled $9, $2 and $14, respectively, and there were no amounts reclassified from Accumulated other comprehensive net (losses) income for the periods presented.
Pension and postretirement benefit reclassification adjustments are reflected in Cost of products sold, Selling and administrative expenses and Research and development costs.

NOTE 14. NET EARNINGS PER SHARE (EPS)
The following is the reconciliation of the weighted average number of shares outstanding (in thousands) used to calculate basic net EPS to those used to calculate diluted net EPS for the fiscal years ended June 30:

	2018	2017	2016
Basic	129,293	128,953	129,472
Dilutive effect of stock options and other	2,288	2,613	2,245
Diluted	131,581	131,566	131,717

Antidilutive stock options and other	1,192	11	42

NOTE 15. STOCK-BASED COMPENSATION PLANS
In November 2012, the Company’s stockholders voted to approve the amended and restated 2005 Stock Incentive Plan (the Plan). The Plan permits the Company to grant various nonqualified stock-based compensation awards, including stock options, restricted stock, performance shares, deferred stock units, stock appreciation rights and other stock-based awards. The primary amendment reflected in the Plan was an increase of approximately 3 million common shares that may be issued for stock-based compensation purposes. As of June 30, 2018, the Company is authorized to grant up to approximately 7 million common shares under the Plan, and, as of June 30, 2018, approximately 7 million common shares remained available for grant.
Compensation cost and the related income tax benefit recognized for stock-based compensation plans were classified as indicated below for the fiscal years ended June 30:

	2018	2017	2016
Cost of products sold	$7	$7	$6
Selling and administrative expenses	42	40	35
Research and development costs	4	4	4
Total compensation costs	$53	$51	$45

Related income tax benefit	$16	$19	$17
Cash received during fiscal years 2018, 2017 and 2016 from stock options exercised under all stock-based payment arrangements was $70, $81 and $180, respectively. The Company issues shares for stock-based compensation plans from treasury stock. The Company may repurchase stock under its Evergreen Program to offset the estimated impact of dilution related to stock-based awards (See Note 13).
Details regarding the valuation and accounting for stock options, restricted stock awards, performance shares and deferred stock units for non-employee directors follow.
Stock Options
The fair value of each stock option award granted during fiscal years 2018, 2017 and 2016 was estimated on the date of grant using the Black-Scholes valuation model and assumptions noted in the following table:

	2018	2017	2016
Expected life	5.5 years	5.5 years	5.6 years
Weighted-average expected life	5.5 years	5.5 years	5.6 years
Expected volatility	15.7% to 18.7%	16.2% to 16.9%	16.4% to 17.3%
Weighted-average volatility	15.7%	16.9%	17.2%
Risk-free interest rate	1.3% to 2.6%	1.3% to 2.2%	1.3% to 1.7%
Weighted-average risk-free interest rate	1.8%	1.3%	1.7%
Dividend yield	2.4% to 3.0%	2.4% to 2.8%	2.5% to 2.8%
Weighted-average dividend yield	2.5%	2.6%	2.8%

NOTE 15. STOCK-BASED COMPENSATION PLANS (Continued)

The expected life of the stock options is based on historical exercise patterns. The expected volatility is based on implied volatility from publicly traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly traded options and other factors. The risk-free interest rate is based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option. The dividend yield is based on the projected annual dividend payment per share, divided by the stock price at the date of grant.
Details of the Company’s stock option activities are summarized below:

	Number of Shares (In thousands)	Weighted- Average Exercise Price per Share	Average Remaining Contractual Life	Aggregate Intrinsic Value
Options outstanding as of June 30, 2017	6,907	$93	6 years	$277
Granted	1,181	136
Exercised	(901)	80
Canceled	(107)	123
Options outstanding as of June 30, 2018	7,080	$101	6 years	$240

Options vested as of June 30, 2018	4,366	$88	5 years	$205

The weighted-average fair value per share of each option granted during fiscal years 2018, 2017 and 2016, estimated at the grant date using the Black-Scholes option pricing model, was $15.33, $13.75 and $13.21, respectively. The total intrinsic value of options exercised in fiscal years 2018, 2017 and 2016 was $51, $65 and $142, respectively.
Stock option awards outstanding as of June 30, 2018, have been granted at prices that are equal to the market value of the stock on the date of grant. Stock option grants generally vest over 4 years and expire no later than 10 years after the grant date. The Company recognizes compensation expense on a straight-line basis over the vesting period. As of June 30, 2018, there was $15 of total unrecognized compensation cost related to non-vested options, which is expected to be recognized over a remaining weighted-average vesting period of 1 year, subject to forfeiture changes.
Restricted Stock Awards
The fair value of restricted stock awards is estimated on the date of grant based on the market price of the stock and is amortized to compensation expense on a straight-line basis over the related vesting periods, which are generally 3 to 4 years. The total number of restricted stock awards expected to vest is adjusted by actual and estimated forfeitures. Restricted stock grants receive dividend distributions earned during the vesting period upon vesting.
As of June 30, 2018, there was $14 of total unrecognized compensation cost related to non-vested restricted stock awards, which is expected to be recognized over a remaining weighted-average vesting period of 2 years. The total fair value of the shares that vested in each of the fiscal years 2018, 2017 and 2016 was $1 for all fiscal years. The weighted-average grant-date fair value of awards granted was $135.29, $131.67 and $128.91 per share for fiscal years 2018, 2017 and 2016, respectively.

NOTE 15. STOCK-BASED COMPENSATION PLANS (Continued)

A summary of the status of the Company’s restricted stock awards is presented below:

	Number of Shares (In thousands)	Weighted-Average Grant Date Fair Value per Share
Restricted stock awards as of June 30, 2017	18	$120
Granted	155	135
Vested	(10)	110
Forfeited	(7)	135
Restricted stock awards as of June 30, 2018	156	$135

Performance Shares
As of June 30, 2018, there was $15 in unrecognized compensation cost related to non-vested performance shares that is expected to be recognized over a remaining weighted-average performance period of 1 year. The weighted-average grant-date fair value of awards granted was $135.47, $122.73 and $92.35 per share for fiscal years 2018, 2017 and 2016, respectively.
A summary of the status of the Company’s performance share awards is presented below:

	Number of Shares (In thousands)	Weighted-Average Grant Date Fair Value per Share
Performance share awards as of June 30, 2017	862	$102
Granted	236	135
Distributed	(360)	88
Forfeited	(40)	120
Performance share awards as of June 30, 2018	698	$111

Performance shares vested and deferred as of June 30, 2018	154	$74
The non-vested performance shares outstanding as of June 30, 2018 and 2017 were 544,000 and 738,000, respectively, and the weighted average grant date fair value was $120.69 and $108.00 per share, respectively. During fiscal year 2018, 389,000 shares vested. Deferred shares continue to earn dividends, which are also deferred. The total fair value of shares vested was $35, $0 and $26 during fiscal years 2018, 2017 and 2016, respectively. Upon vesting, the recipients of the grants receive the distribution as shares or, if previously elected by eligible recipients, as deferred stock.
Deferred Stock Units for Nonemployee Directors
Nonemployee directors receive annual grants of deferred stock units under the Company’s director compensation program and can elect to receive all or a portion of their annual retainers and fees in the form of deferred stock units. The deferred stock units receive dividend distributions, which are reinvested as deferred stock units, and are recognized at their fair value on the date of grant. Each deferred stock unit represents the right to receive one share of the Company’s common stock following the completion of a director’s service.
During fiscal year 2018, the Company granted 13,000 deferred stock units, reinvested dividends of 5,000 units and distributed 17,000 shares, which had a weighted-average fair value on the grant date of $146.75, $129.15 and $65.91 per share, respectively. As of June 30, 2018, 206,000 units were outstanding, which had a weighted-average fair value on the grant date of $81.01 per share.

NOTE 16. OTHER (INCOME) EXPENSE, NET
The major components of Other (income) expense, net, for the fiscal years ended June 30 were:

	2018	2017	2016
Income from equity investees	$(12)	$(19)	$(15)
Loss (gain) on sale of assets and investments, net	4	(11)	(11)
Interest income	(6)	(4)	(5)
Asset impairment charges	1	23	10
Amortization of trademarks and other intangible assets	11	10	8
Foreign exchange transaction (gains) losses, net	3	(1)	1
Other	(4)	8	5
Total	$(3)	$6	$(7)
In January 2017, the Company sold an Australian distribution facility, previously reported in the International reportable segment, which resulted in $23 in cash proceeds from investing activities and a gain of $10 included in Gain on sale of assets and investments, net in the table above for the fiscal year ended June 30, 2017.
In April 2016, the Company sold its Los Angeles bleach manufacturing facility, previously reported in the Cleaning reportable segment, which resulted in $20 in cash proceeds from investing activities and a gain of $11 included in Gain on sale of assets and investments, net in the table above for the fiscal year ended June 30, 2016.
During the second quarter of fiscal year 2017, the Company recognized a $21 non-cash charge, within the Cleaning reportable segment, related to impairing certain assets of the subsequently divested Aplicare business. The asset impairment charge is included in Asset impairment charges in the table above for the fiscal year ended June 30, 2017 and primarily related to writing down Property, plant and equipment to fair value in connection with an updated valuation of the Aplicare business.
During fiscal year 2016, the Company recognized $9 of intangible asset impairment charges, of which $6 related to the Aplicare® trademark within the Cleaning reportable segment. The Aplicare® trademark impairment is included in Asset impairment charges in the table above for the fiscal year ended June 30, 2016 and was recognized based on the anticipated impact on future results from a competitive market entrant.
During fiscal year 2017, the Company recognized $14 of projected environmental costs associated with its former operations at a site in Alameda County, California within Corporate. These costs are included in Other in the table above for the fiscal year ended June 30, 2017. Refer to Note 11 for further details.

NOTE 17. INCOME TAXES
The provision for income taxes on continuing operations, by tax jurisdiction, consisted of the following for the fiscal years ended June 30:

	2018	2017	2016
Current
Federal	$177	$291	$254
State	34	36	31
Foreign	43	38	45
Total current	254	365	330
Deferred
Federal	(24)	(29)	11
State	3	(2)	1
Foreign	(2)	(4)	(7)
Total deferred	(23)	(35)	5
Total	$231	$330	$335

The components of earnings from continuing operations before income taxes, by tax jurisdiction, consisted of the following for the fiscal years ended June 30:

	2018	2017	2016
United States	$963	$927	$900
Foreign	91	106	83
Total	$1,054	$1,033	$983

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate on continuing operations follows for the fiscal years ended June 30:

	2018	2017	2016
Statutory federal tax rate	28.1%	35.0%	35.0%
State taxes (net of federal tax benefits)	2.4	2.2	2.1
Tax differential on foreign earnings	1.2	(0.6)	0.5
Federal domestic manufacturing deduction	(1.8)	(2.6)	(2.4)
Change in valuation allowance	0.3	0.2	0.5
Federal excess tax benefits	(1.7)	(2.0)	—
Reversals of deferred taxes related to foreign unremitted earnings	(2.6)	—	—
Remeasurement of deferred taxes	(3.1)	—	—
Other differences	(1.0)	(0.3)	(1.6)
Effective tax rate	21.8%	31.9%	34.1%

The Tax Act was signed into law by the President of the United States on December 22, 2017. The Tax Act makes significant changes to U.S. tax law, and includes a reduction of U.S. corporation statutory income tax rates from 35% to 21% effective January 1, 2018. Under the Tax Act, the Company is subject to an average federal statutory tax rate of 28.1% for its fiscal year ended June 30, 2018. The Company’s federal statutory tax rate will be 21.0% beginning in July 2018 for the fiscal year ending June 30, 2019. The Tax Act also includes, among other things, a one-time transition tax on accumulated foreign earnings and the adoption of a modified territorial approach to the taxation of future foreign earnings.

As of June 30, 2018, the Company continued to obtain, prepare and analyze information necessary to finalize the accounting for the impacts of the Tax Act. Consequently, reasonable estimates of the impacts of the Tax Act on the Company’s deferred tax

NOTE 17. INCOME TAXES (Continued)

balances and one-time transition tax have been reported as provisional, as defined in Staff Accounting Bulletin No. 118 and Accounting Standards Update No. 2018-05.

Under U.S. GAAP, deferred taxes must be adjusted for enacted changes in tax laws or rates during the period in which new tax legislation is enacted. Based on the provisions of the Tax Act, the Company provisionally remeasured its net deferred tax liabilities to incorporate the future lower corporate tax rate, resulting in a $33 reduction to net deferred tax liabilities in the second quarter of fiscal year 2018 (period of the Tax Act's enactment). In addition, remeasurements specifically related to the reversal of deferred tax liabilities for U.S. tax on foreign unremitted earnings, related deferred foreign tax credits and related unrealized foreign exchange gains and losses reduced the Company’s net deferred tax liability by a provisional amount of $27. The total provisional amounts related to the remeasurement of the Company’s deferred tax balances resulted in a $60 beneficial impact in the period of the Tax Act's enactment.

The Tax Act also includes a one-time transition tax on accumulated foreign earnings and the adoption of a modified territorial approach to the taxation of future foreign earnings. A provisional, one-time transition tax expense on accumulated foreign earnings, net of applicable foreign tax credits, of $7 was recognized in the Company’s provision for income taxes in the period of the Tax Act's enactment. This amount may change as the Company finalizes the calculation of post-1986 foreign earnings and profits previously deferred from U.S. federal taxation and the amounts held in cash or other specified assets. This amount may also change as new guidance and clarifications are issued by the Internal Revenue Service. The Company anticipates that it will be able to utilize existing foreign tax credit carryforwards to fully offset its one-time transition tax liability.

The impact recognized in the period of the Tax Act's enactment also included a provisional $28 benefit related to current year taxable income. Taken together, total benefits of $81 were recorded in the period of the Tax Act's enactment and were due to several provisional adjustments including net deferred tax liability reductions of $60, a beneficial current taxable income impact of $28 and a provisional one-time transition tax of $7. Measurement adjustments to the provisional amounts were not significant for the third and fourth quarters of fiscal year 2018.

Per U.S. GAAP, foreign withholding taxes are provided on unremitted foreign earnings that are not indefinitely reinvested at the time the earnings are generated. The Company regularly reviews and assesses whether there are any changes to its indefinite reinvestment assertion. Through the second quarter of fiscal year 2018, the Company had determined that the undistributed earnings of a number of its foreign subsidiaries were indefinitely reinvested. When the Tax Act was passed into law in December 2017, it significantly reduced the cost of U.S. repatriation. In the third quarter of fiscal year 2018, the Company concluded an analysis wherein it determined that none of the undistributed earnings of its foreign subsidiaries were indefinitely reinvested. As a result, the Company is providing foreign withholding taxes on the undistributed earnings of all foreign subsidiaries where applicable. These withholding taxes had no significant impact on the Company’s consolidated results.
Beginning with the adoption of ASU 2016-09 in the first quarter of fiscal year 2017 (See Note 1), excess tax benefits resulting from stock-based payment arrangements are recognized as income tax benefits in the consolidated statements of earnings. Prior to this adoption, such excess tax benefits were recorded as increases to Additional paid-in capital. Excess tax benefits of approximately $19 and $22 were realized and recorded to Income tax expense for fiscal years 2018 and 2017, respectively. Excess tax benefits of $51 were realized and recorded to Additional paid-in capital for fiscal year 2016.

NOTE 17. INCOME TAXES (Continued)

The components of net deferred tax assets (liabilities) as of June 30 are shown below:

	2018	2017
Deferred tax assets
Compensation and benefit programs	$103	$182
Net operating loss and tax credit carryforwards	86	52
Accruals and reserves	28	41
Basis difference related to Venture Agreement	19	30
Inventory costs	16	25
Other	25	54
Subtotal	277	384
Valuation allowance	(43)	(40)
Total deferred tax assets	234	344
Deferred tax liabilities
Fixed and intangible assets	(232)	(311)
Low-income housing partnerships	(17)	(25)
Unremitted foreign earnings	—	(7)
Other	(19)	(24)
Total deferred tax liabilities	(268)	(367)
Net deferred tax assets (liabilities)	$(34)	$(23)
The Company reviews its deferred tax assets for recoverability on a quarterly basis. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Valuation allowances have been provided to reduce deferred tax assets to amounts considered recoverable. Details of the valuation allowance were as follows as of June 30:

	2018	2017
Valuation allowance at beginning of year	$(40)	$(37)
Net decrease/(increase) for other foreign deferred tax assets	—	—
Net decrease/(increase) for foreign net operating loss carryforwards and tax credits	(3)	(3)
Valuation allowance at end of year	$(43)	$(40)

As of June 30, 2018, the Company had foreign tax credit carryforwards of $27 for U.S. income tax purposes with expiration dates between fiscal years 2024 and 2028. Tax credit carryforwards in foreign jurisdictions of $23 have expiration dates in fiscal years 2019 and 2020. Tax credit carryforwards in foreign jurisdictions of $1 can be carried forward indefinitely. Tax benefits from foreign net operating loss carryforwards of $25 have expiration dates between fiscal years 2019 and 2035. Tax benefits from foreign net operating loss carryforwards of $11 can be carried forward indefinitely.
The Company files income tax returns in the U.S. federal and various state, local and foreign jurisdictions. The federal statute of limitations has expired for all tax years through June 30, 2014. Various income tax returns in state and foreign jurisdictions are currently in the process of examination.
The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. As of June 30, 2018 and 2017, the total balance of accrued interest and penalties related to uncertain tax positions was $5 and $3, respectively. Interest and penalties related to uncertain tax positions included in income tax expense resulted in a net expense of $1 in fiscal year 2018 and a net benefit of $1 in fiscal years 2017 and 2016.

NOTE 17. INCOME TAXES (Continued)

The following is a reconciliation of the beginning and ending amounts of the Company’s gross unrecognized tax benefits:

	2018	2017	2016
Unrecognized tax benefits at beginning of year	$40	$37	$38
Gross increases - tax positions in prior periods	2	1	3
Gross decreases - tax positions in prior periods	(1)	(6)	(3)
Gross increases - current period tax positions	8	9	8
Gross decreases - current period tax positions	—	—	—
Lapse of applicable statute of limitations	(2)	(1)	(4)
Settlements	—	—	(5)
Unrecognized tax benefits at end of year	$47	$40	$37
Included in the balance of unrecognized tax benefits as of June 30, 2018, 2017 and 2016, were potential benefits of $33, $28 and $27, respectively, which if recognized, would affect the effective tax rate. Recognition of these previously disclosed tax benefits had no impact on the Company’s cash flow or earnings from continuing operations for each of the fiscal years ended June 30, 2018, 2017 and 2016. Unrecognized tax benefits are not expected to significantly increase or decrease within the next 12 months.
NOTE 18. EMPLOYEE BENEFIT PLANS
Retirement Income Plans
The Company has various retirement income plans for eligible domestic and international employees. As of June 30, 2018 and 2017, the domestic retirement income plans are frozen for most participants, and the benefits of the domestic retirement income plans are generally based on either employee years of service and compensation or a stated dollar amount per year of service.
The Company contributed $21, $31 and $31 to its domestic retirement income plans during fiscal years 2018, 2017 and 2016, respectively. The Company's funding policy is to contribute amounts sufficient to meet benefit payments and minimum funding requirements as set forth in employee benefit tax laws plus additional amounts as the Company may determine to be appropriate.
Retirement Health Care Plans
The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The plans pay stated percentages of covered expenses after annual deductibles have been met or stated reimbursements up to a specified dollar subsidy amount. Benefits paid take into consideration payments by Medicare for the domestic plan. The plans are funded as claims are paid, and the Company has the right to modify or terminate certain plans.
The assumed domestic health care cost trend rate used in measuring the accumulated benefit obligation (ABO) was 6.25% for both medical and prescription drugs for fiscal year 2018. These rates have been assumed to gradually decrease each year until an assumed ultimate trend of 4.50% is reached in 2037. The health care cost trend rate assumption has a minimal effect on the amounts reported due primarily to the existence of benefit cap provisions in the Company’s domestic plan. As such, the effect of a hypothetical 100 basis point increase or decrease in the assumed domestic health care cost trend rate on the total service and interest cost components as well as the postretirement benefit obligation would have been immaterial for each of the fiscal years ended June 30, 2018, 2017 and 2016.

NOTE 18. EMPLOYEE BENEFIT PLANS (Continued)

Benefit Obligation and Funded Status
Summarized information for the Company’s retirement income and retirement health care plans as of and for the fiscal years ended June 30 is as follows:

	Retirement Income		Retirement Health Care
	2018	2017	2018	2017
Change in benefit obligations:
Benefit obligation as of beginning of year	$633	$673	$42	$47
Service cost	1	1	—	—
Interest cost	23	22	2	2
Actuarial loss (gain)	(21)	(21)	(2)	(4)
Plan amendments	1	—	—	—
Translation and other adjustments	(1)	—	—	—
Benefits paid	(43)	(42)	(4)	(3)
Benefit obligation as of end of year	593	633	38	42
Change in plan assets:
Fair value of assets as of beginning of year	$434	$423	$—	$—
Actual return on plan assets	8	22	—	—
Employer contributions	22	31	4	3
Benefits paid	(43)	(42)	(4)	(3)
Translation and other adjustments	(1)	—	—	—
Fair value of plan assets as of end of year	420	434	—	—
Accrued benefit cost, net funded status	$(173)	$(199)	$(38)	$(42)

Amount recognized in the balance sheets consists of:
Pension benefit assets	$3	$2	$—	$—
Current accrued benefit liability	(13)	(15)	(2)	(3)
Non-current accrued benefit liability	(163)	(186)	(36)	(39)
Accrued benefit cost, net	$(173)	$(199)	$(38)	$(42)

For the retirement income plans, the benefit obligation is the projected benefit obligation (PBO). For the retirement health care plan, the benefit obligation is the ABO.
The ABO for all retirement income plans was $592, $632 and $596 as of June 30, 2018, 2017 and 2016, respectively.
Retirement income plans with ABO in excess of plan assets as of June 30 were as follows:

	ABO Exceeds the Fair Value of Plan Assets
	2018	2017
Projected benefit obligation	$571	$611
Accumulated benefit obligation	571	610
Fair value of plan assets	395	409

NOTE 18. EMPLOYEE BENEFIT PLANS (Continued)

Net Periodic Benefit Cost
The net cost of the retirement income and health care plans for the fiscal years ended June 30 included the following components:

	Retirement Income			Retirement Health Care
	2018	2017	2016	2018	2017	2016
Service cost	$1	$1	$1	$—	$—	$—
Interest cost	23	22	26	2	2	2
Expected return on plan assets	(19)	(20)	(17)	—	—	—
Amortization of unrecognized items	10	11	10	(3)	(2)	(3)
Total	$15	$14	$20	$(1)	$—	$(1)
Items not yet recognized as a component of postretirement expense as of June 30, 2018, consisted of:

	Retirement Income	Retirement Health Care
Net actuarial loss (gain)	$242	$(17)
Prior service benefit	—	(3)
Net deferred income tax (assets) liabilities	(91)	7
Accumulated other comprehensive loss (income)	$151	$(13)
Net actuarial loss (gain) recorded in Accumulated other comprehensive net (losses) income for the fiscal year ended June 30, 2018, included the following:

	Retirement Income	Retirement Health Care
Net actuarial loss (gain) as of beginning of year	$262	$(16)
Amortization during the year	(10)	1
Loss (gain) during the year	(10)	(2)
Net actuarial loss (gain) as of end of year	$242	$(17)
The Company uses the straight-line amortization method for unrecognized prior service costs and benefits. In fiscal year 2019, the Company expects to recognize, on a pre-tax basis, $9 of the net actuarial loss as a component of net periodic benefit cost for the retirement income plans. In addition, in fiscal year 2019, the Company expects to recognize, on a pre-tax basis, $2 of the net actuarial gain as a component of net periodic benefit cost for the retirement health care plans.
Assumptions
Weighted-average assumptions used to estimate the actuarial present value of benefit obligations as of June 30 were as follows:

	Retirement Income		Retirement Health Care
	2018	2017	2018	2017
Discount rate	4.10%	3.70%	4.01%	3.66%
Rate of compensation increase	2.87%	2.83%	n/a	n/a

NOTE 18. EMPLOYEE BENEFIT PLANS (Continued)

Weighted-average assumptions used to estimate the retirement income and retirement health care costs as of June 30 were as follows:

	Retirement Income
	2018	2017	2016
Discount rate	3.70%	3.42%	4.20%
Rate of compensation increase	2.83%	2.92%	3.37%
Expected return on plan assets	4.43%	4.73%	4.34%

	Retirement Health Care
	2018	2017	2016
Discount rate	3.66%	3.42%	4.16%
The expected long-term rate of return assumption is based on an analysis of historical experience of the portfolio and the summation of prospective returns for each asset class in proportion to the fund’s current asset allocation.
Expected Benefit Payments
Expected benefit payments for the Company’s retirement income and retirement health care plans as of June 30, 2018, were as follows:

	Retirement Income	Retirement Health Care
2019	$38	$3
2020	52	3
2021	37	3
2022	37	3
2023	37	3
Fiscal years 2024 through 2028	190	14
Expected benefit payments are based on the same assumptions used to measure the benefit obligations and include estimated future employee service.
Plan Assets
The target allocations and weighted average asset allocations by asset category of the investment portfolio for the Company’s domestic retirement income plans as of June 30 were:

	% Target Allocation		% of Plan Assets
	2018	2017	2018	2017
U.S. equity	11%	11%	11%	11%
International equity	12%	12%	12%	12%
Fixed income	74%	74%	74%	73%
Other	3%	3%	3%	4%
Total	100%	100%	100%	100%
The target asset allocation is determined based on the optimal balance between risk and return and, at times, may be adjusted to achieve the plan’s overall investment objective to generate sufficient resources to pay current and projected plan obligations over the life of the domestic retirement income plan.

NOTE 18. EMPLOYEE BENEFIT PLANS (Continued)

The following table sets forth by level within the fair value hierarchy, the retirement income plans’ assets carried at fair value as of June 30:

	2018
	Level 1	Level 2	Total
Cash equivalents	$3	$—	$3
Total assets in the fair value hierarchy	$3	$—	$3

Common collective trusts measured at net asset value
Bond funds			$299
International equity funds			60
Domestic equity funds			44
Real estate fund			14
Total common collective trusts measured at net asset value			417
Total assets at fair value			$420

	2017
	Level 1	Level 2	Total
Cash equivalents	$2	$—	$2
Total assets in the fair value hierarchy	$2	$—	$2

Common collective trusts measured at net asset value
Bond funds			$310
International equity funds			64
Domestic equity funds			46
Real estate fund			12
Total common collective trusts measured at net asset value			432
Total assets at fair value			$434
The carrying value of cash equivalents approximated its fair value as of June 30, 2018 and 2017.
Common collective trust funds are not publicly traded and were valued at a net asset value unit price determined by the portfolio’s sponsor based on the fair value of underlying assets held by the common collective trust fund on June 30, 2018 and 2017.
The common collective trusts are invested in various trusts that attempt to achieve their investment objectives by investing primarily in other collective investment funds which have characteristics consistent with each trust’s overall investment objective and strategy.
Defined Contribution Plans
The Company has various defined contribution plans for eligible domestic and international employees. The aggregate cost of the domestic defined contribution plans was $47, $47 and $45 in fiscal years 2018, 2017 and 2016, respectively. The aggregate cost of the international defined contribution plans was $3 for the fiscal years ended June 30, 2018, 2017 and 2016.
NOTE 19. SEGMENT REPORTING
The Company operates through strategic business units that are aggregated into the following four reportable segments based on the economics and nature of the products sold:

•
Cleaning consists of laundry, home care and professional products marketed and sold in the United States. Products within this segment include laundry additives, including bleach products under the Clorox® brand and Clorox 2® stain fighter and color booster; home care products, primarily under the Clorox®, Formula 409®, Liquid-Plumr®, Pine-Sol®, S.O.S® and Tilex® brands; naturally derived products under the Green Works® brand; and professional cleaning, disinfecting and Food service products under the Clorox®, Dispatch®, HealthLink®, Clorox Healthcare®, Hidden Valley®, KC Masterpiece®, and Soy Vay® brands.

NOTE 19. SEGMENT REPORTING (Continued)

•
Household consists of charcoal, bags, wraps and containers, cat litter and digestive health products marketed and sold in the United States. Products within this segment include charcoal products under the Kingsford® and Match Light® brands; bags, wraps and containers under the Glad® brand; cat litter products under the Fresh Step®, Scoop Away® and Ever Clean® brands; and digestive health products under the RenewLife® brand.

•
Lifestyle consists of food products, water-filtration systems and filters, natural personal care products, and dietary supplements primarily marketed and sold in the United States. Products within this segment include dressings and sauces, primarily under the Hidden Valley®, KC Masterpiece®, Kingsford® and Soy Vay® brands; water-filtration systems and filters under the Brita® brand; natural personal care products under the Burt’s Bees® brand; and dietary supplements under the Rainbow Light®, Natural Vitality®, and Neocell® brands.

•
International consists of products sold outside the United States. Products within this segment include laundry, home care, water-filtration, digestive health products, charcoal and cat litter products, food products, bags, wraps and containers, natural personal care products and professional cleaning and disinfecting products, primarily under the Clorox®, Glad®, PinoLuz®, Ayudin®, Limpido®, Clorinda®, Poett®, Mistolin®, Lestoil®, Bon Bril®, Brita®, Green Works®, Pine-Sol®, Agua Jane®, Chux®, RenewLife®, Kingsford®, Fresh Step®, Scoop Away®, Ever Clean®, KC Masterpiece®, Hidden Valley®, Burt’s Bees® brands and Clorox Healthcare® brands.

Certain non-allocated administrative costs, interest income, interest expense and various other non-operating income and expenses are reflected in Corporate. Corporate assets include cash and cash equivalents, prepaid expenses and other current assets, property and equipment, other investments and deferred taxes.

	Fiscal Year	Cleaning	Household	Lifestyle	International	Corporate	Total Company
Net sales	2018	$2,060	$1,959	$1,077	$1,028	$—	$6,124
	2017	2,002	1,961	1,000	1,010	—	5,973
	2016	1,912	1,862	990	997	—	5,761
Earnings (losses) from continuing operations before income taxes	2018	574	370	243	84	(217)	1,054
	2017	523	419	244	81	(234)	1,033
	2016	511	428	251	66	(273)	983
Income from equity investees	2018	—	—	—	12	—	12
	2017	—	—	—	19	—	19
	2016	—	—	—	15	—	15
Total assets	2018	902	1,223	1,533	1,045	357	5,060
	2017	881	1,103	902	1,060	627	4,573
Capital expenditures	2018	60	73	22	33	6	194
	2017	76	82	30	37	6	231
	2016	44	83	18	24	3	172
Depreciation and amortization	2018	49	65	23	24	5	166
	2017	51	64	20	22	6	163
	2016	61	60	19	21	4	165
Significant non-cash charges included in earnings (losses) from continuing operations before income taxes:
Stock-based compensation	2018	13	12	7	1	20	53
	2017	16	15	9	2	9	51
	2016	10	8	5	1	21	45

All intersegment sales are eliminated and are not included in the Company’s reportable segments’ net sales.
Net sales to the Company’s largest customer, Walmart Stores, Inc. and its affiliates, were 26%, 26% and 27% of consolidated net sales for each of the fiscal years ended June 30, 2018, 2017 and 2016, respectively, and occurred across all of the Company’s reportable segments. No other customers accounted for 10% or more of the Company's consolidated net sales in any of these fiscal years.

NOTE 19. SEGMENT REPORTING (Continued)

The Company’s product lines that accounted for 10% or more of consolidated net sales for the fiscal years ended June 30 were as follows:

	2018	2017	2016
Home Care products	26%	25%	24%
Bags, wraps and containers	18%	18%	19%
Laundry additives	15%	15%	16%
Charcoal products	10%	11%	11%
Food products	10%	10%	10%
Net sales and property, plant and equipment, net, by geographic area as of and for the fiscal years ended June 30 were as follows:

	Fiscal Year	United States	Foreign	Total Company
Net sales	2018	$5,135	$989	$6,124
	2017	5,001	972	5,973
	2016	4,805	956	5,761
Property, plant and equipment, net	2018	887	109	996
	2017	823	108	931

NOTE 20. RELATED PARTY TRANSACTIONS
The Company holds various equity investments with ownership percentages of up to 50% in a number of consumer products businesses, most of which operate outside the United States. The equity investments, presented in Other assets accounted for under the equity method, were $55 and $58 as of the fiscal years ended June 30, 2018 and 2017, respectively. The Company has no ongoing capital commitments, loan requirements, guarantees or any other types of arrangements under the terms of its agreements that would require any future cash contributions or disbursements arising out of an equity investment.
Transactions with the Company’s equity investees typically represent payments for contract manufacturing and purchases of raw materials. Payments to related parties, including equity investees, for such transactions during the fiscal years ended June 30, 2018, 2017 and 2016 were $55, $62 and $57, respectively. Receipts from and ending accounts receivable and payable balances related to the Company’s related parties were not significant during or as of the end of each of the fiscal years presented.

NOTE 21. SUBSEQUENT EVENTS
Effective July 1, 2018, under the requirements of U.S. GAAP, Argentina has been designated as a highly inflationary economy since it has experienced cumulative inflation of approximately 100 percent or more over a three-year period. As a result, beginning July 1, 2018, the U.S. dollar will replace the Argentine peso as the functional currency of the Company’s subsidiaries in Argentina (collectively, “Clorox Argentina”). Consequently, future gains or losses from non-U.S. dollar denominated transactions for Clorox Argentina will be recognized in Net earnings. As of June 30, 2018, Clorox Argentina represented approximately 3% of the Company’s consolidated net sales.

NOTE 22. UNAUDITED QUARTERLY DATA

Dollars in millions, except market price and per share data	Quarters Ended
	September 30	December 31	March 31	June 30	Full Year
Fiscal year ended June 30, 2018
Net sales	$1,500	$1,416	$1,517	$1,691	$6,124
Cost of products sold	$827	$807	$868	$947	$3,449
Earnings from continuing operations	$192	$233	$181	$217	$823
Earnings (losses) from discontinued operations, net of tax	—	—	—	—	—
Net earnings	$192	$233	$181	$217	$823
Net earnings (losses) per share:
Basic
Continuing operations	$1.49	$1.81	$1.39	$1.69	$6.37
Discontinued operations	—	—	—	—	—
Basic net earnings per share	$1.49	$1.81	$1.39	$1.69	$6.37
Diluted
Continuing operations	$1.46	$1.77	$1.37	$1.66	$6.26
Discontinued operations	—	—	—	—	—
Diluted net earnings per share	$1.46	$1.77	$1.37	$1.66	$6.26
Dividends declared per share	$0.84	$0.84	$0.96	$0.96	$3.60
Market price (NYSE)
High	$139.34	$150.40	$148.88	$136.24	$150.40
Low	127.00	124.09	123.64	113.57	113.57
Year-end					135.25
Fiscal year ended June 30, 2017
Net sales	$1,443	$1,406	$1,477	$1,647	$5,973
Cost of products sold	$803	$777	$827	$895	$3,302
Earnings from continuing operations	$179	$150	$172	$202	$703
Earnings (losses) from discontinued operations, net of tax	—	(1)	—	(1)	(2)
Net earnings	$179	$149	$172	$201	$701
Net earnings (losses) per share:
Basic
Continuing operations	$1.39	$1.16	$1.34	$1.56	$5.45
Discontinued operations	—	—	—	(0.01)	(0.02)
Basic net earnings per share	$1.39	$1.16	$1.34	$1.55	$5.43
Diluted
Continuing operations	$1.36	$1.14	$1.31	$1.53	$5.35
Discontinued operations	—	—	—	(0.01)	(0.02)
Diluted net earnings per share	$1.36	$1.14	$1.31	$1.52	$5.33
Dividends declared per share	$0.80	$0.80	$0.80	$0.84	$3.24
Market price (NYSE)
High	$140.47	$124.70	$139.30	$141.76	$141.76
Low	121.75	111.24	118.41	127.62	111.24
Year-end					133.24

FIVE-YEAR FINANCIAL SUMMARY
The Clorox Company

	Years ended June 30
Dollars in millions, except per share data	2018	2017	2016	2015	2014
OPERATIONS
Net sales	$6,124	$5,973	$5,761	$5,655	$5,514
Gross profit	2,675	2,671	2,598	2,465	2,356
Earnings from continuing operations	$823	$703	$648	$606	$579
(Losses) earnings from discontinued operations, net of tax	—	(2)	—	(26)	(21)
Net earnings	$823	$701	$648	$580	$558
COMMON STOCK
Earnings per share
Continuing operations
Basic	$6.37	$5.45	$5.01	$4.65	$4.47
Diluted	6.26	5.35	4.92	4.57	4.39
Dividends declared per share	3.60	3.24	3.11	2.99	2.87
	As of June 30
Dollars in millions	2018	2017	2016	2015	2014
OTHER DATA
Total assets (1)	$5,060	$4,573	$4,510	$4,154	$4,251
Long-term debt (1)	2,284	1,391	1,789	1,786	1,588

(1) Amounts for the fiscal years ended June 30, 2016, 2015 and 2014 have been retrospectively adjusted to conform to the presentation of debt issuance costs required by ASU No. 2015-03, "Simplifying the Presentation of Debt Issuance Costs."